          SCHEDULE 14A INFORMATION
                   Proxy Statement Pursuant to Section 14(a) of the Securities
                                     Exchange Act of 1934

          Filed by the registrant [X]

          Filed by a party other than the registrant [ ]

          Check the appropriate box:

      [ ] Preliminary Proxy Statement
      [ ] Confidential, for Use of the Commission Only (as permitted by Rule
          14a-6(e)(2))
      [X] Definitive Proxy Statement
      [ ] Definitive Additional Materials
      [ ] Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                      FIRST TENNESSEE NATIONAL CORPORATION
              -----------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of filing fee (Check the appropriate box):

      [X] No fee required.

      [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
          0-11.

      (1) Title of each class of securities to which transaction applies:

      (2) Aggregate number of securities to which transactions applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4) Proposed maximum aggregate value of transaction:

      (5) Total fee paid:


      [ ] Fee paid previously with preliminary materials.

      [ ] Check box if any part of the fee is offset as provided by Exchange
          Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1) Amount previously paid:

      (2) Form, Schedule or Registration Statement No.:

      (3) Filing party:

      (4) Dated filed:

             FIRST
[LOGO]sm     TENNESSEE

All Things Financial(R)




                                                                 March 24, 2000

TO THE SHAREHOLDERS OF
FIRST TENNESSEE NATIONAL CORPORATION

Dear Shareholders:

You are cordially invited to attend First Tennessee National Corporation's annual meeting of shareholders. We will hold the meeting on April 18, 2000, in the Auditorium, First Tennessee Building, 165 Madison Avenue, Memphis, Tennessee, at 10:00 a.m. We have enclosed the formal notice of the annual meeting, our 2000 proxy statement, and a form of proxy.

At the meeting, we will ask you to elect four Class I directors, approve the 2000 Non-Employee Directors' Deferred Compensation Stock Option Plan, approve the 2000 Employee Stock Option Plan, and ratify the appointment of Arthur Andersen LLP as our independent auditors for 2000. The attached proxy statement contains information about these matters.

Our annual report to shareholders, which contains detailed financial information relating to our activities and operating performance during 1999, is being delivered to you with our proxy statement, but it is not part of the proxy soliciting material.

In January, we offered our registered shareholders that have access to the Internet the opportunity to receive this and future proxy statements electronically. If you have not already done so for this year, we encourage you to elect this method of receiving the proxy statement next year. Not only will you have access to the document as soon as it is available, but you will be helping our company save expense dollars. If you vote electronically, you will have the opportunity to give your consent at the conclusion of the voting process.

Your vote is important. You may vote by telephone or over the Internet or by mail, or if you attend the meeting and want to vote your shares, then prior to the balloting you should request that your form of proxy be withheld from voting. We request that you vote by telephone or over the Internet or return your proxy card in the postage-paid envelope as soon as possible.


Sincerely yours,


/s/ Ralph Horn
----------------------------------
Ralph Horn
Chairman of the Board,
President and Chief Executive Officer

                      FIRST TENNESSEE NATIONAL CORPORATION

                               165 Madison Avenue
                            Memphis, Tennessee 38103

                     NOTICE OF ANNUAL SHAREHOLDERS' MEETING
                                 April 18, 2000

The annual meeting of shareholders of First Tennessee National Corporation will be held on April 18, 2000, at 10:00 a.m., CDT, in the Auditorium, First Tennessee Building, 165 Madison Avenue, Memphis, Tennessee.

The items of business are:

     1. Election of four Class I directors to serve until the 2003 annual meeting of shareholders, or until their successors are duly elected and qualified.

     2. Approval of 2000 Non-Employee Directors' Deferred Compensation Stock Option Plan.

     3. Approval of 2000 Employee Stock Option Plan.

     4. Ratification of appointment of auditors.

These items are described more fully in the following pages, which are made a part of this notice. The close of business February 25, 2000, is the record date for the meeting. All shareholders of record at that time are entitled to vote at the meeting.

Management requests that you vote by telephone or over the Internet (following the instructions on the enclosed form of proxy) or that you sign and return the form of proxy promptly, so that if you are unable to attend the meeting your shares can nevertheless be voted. You may revoke a proxy at any time before it is exercised at the annual meeting in the manner described on page 1 of the proxy statement.


/s/ Lenore S. Creson
----------------------------
Lenore S. Creson
Corporate Secretary
Memphis, Tennessee
March 24, 2000

--------------------------------------------------------------------------------

                                IMPORTANT NOTICE

PLEASE (1) VOTE BY TELEPHONE OR (2) VOTE OVER THE INTERNET OR (3) MARK, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED FORM OF PROXY IN THE ENCLOSED ENVELOPE SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING.

--------------------------------------------------------------------------------

                                 PROXY STATEMENT
                      FIRST TENNESSEE NATIONAL CORPORATION

                                TABLE OF CONTENTS

                                                                             Page
                                                                             ----
GENERAL MATTERS................................................................1
STOCK OWNERSHIP INFORMATION AND TABLE..........................................2
VOTE ITEM NO. 1 - ELECTION OF DIRECTORS........................................3
    Nominees...................................................................3
    Continuing Directors.......................................................4
    The Board of Directors and its Committees..................................5
VOTE ITEM NO. 2 - APPROVAL OF 2000 NON-EMPLOYEE DIRECTORS'
   DEFERRED COMPENSATION PLAN..................................................6
VOTE ITEM NO. 3 - APPROVAL OF 2000 EMPLOYEE STOCK OPTION PLAN..................8
VOTE ITEM NO. 4 - RATIFICATION OF APPOINTMENT OF AUDITORS.....................10
OTHER MATTERS.................................................................11
SHAREHOLDER PROPOSAL DEADLINES................................................11
EXECUTIVE COMPENSATION........................................................11
    Summary Compensation Table................................................12
    Option/SAR Grants in Last Fiscal Year Table...............................14
    Aggregated Option/SAR Exercises in Last Fiscal Year and
         Fiscal Year-End Option/SAR Values Table..............................15
    Pension Plan Table........................................................16
    Employment Contracts and Termination of Employment and
         Change-in-Control Arrangements.......................................17
    Compensation Committee Interlocks and Insider Participation...............18
    Certain Relationships and Related Transactions............................18
    Board Compensation Committee Report on Executive Compensation.............18
    Total Shareholder Return Performance Graph................................24
    Compensation of Directors.................................................25
    Section 16(a) Beneficial Ownership Reporting Compliance...................25
AVAILABILITY OF ANNUAL REPORT ON FORM 10-K....................................26
EXHIBIT A - 2000 Non-Employee Directors' Deferred Compensation
         Stock Option Plan ..................................................A-1
EXHIBIT B - 2000 Employee Stock Option Plan..................................B-1


                                 PROXY STATEMENT
                      FIRST TENNESSEE NATIONAL CORPORATION
                               165 Madison Avenue
                            Memphis, Tennessee 38103

GENERAL MATTERS

The following proxy statement is being mailed to shareholders beginning on or about March 24, 2000. The Board of Directors is soliciting proxies to be used at our annual meeting of the shareholders to be held on April 18, 2000, at 10:00 a.m., CDT, in the Auditorium, First Tennessee Building, 165 Madison Avenue, Memphis, Tennessee, and at any adjournment or adjournments thereof.

The accompanying form of proxy is for use at the meeting if you will be unable to attend in person. You may revoke your proxy at any time before it is exercised by writing to the Corporate Secretary, by timely delivering a properly executed, later-dated proxy (including a telephone or Internet vote) or by voting by ballot at the meeting. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of:

         1. Election of four Class I directors to serve until the 2003 annual meeting of shareholders or until their successors are duly elected and qualified.

         2. Approval of 2000 Non-Employee Directors' Deferred Compensation Stock Option Plan.

         3.   Approval of 2000 Employee Stock Option Plan.

         4.   Ratification of appointment of auditors.

We will bear the entire cost of soliciting the proxies. In following up the original solicitation of the proxies by mail, we may request brokers and others to send proxies and proxy material to the beneficial owners of the shares and may reimburse them for their expenses in so doing. If necessary, we may also use several of our regular employees to solicit proxies from the shareholders, either personally or by telephone or by special letter, for which they will receive no compensation in addition to their normal compensation. We have retained Innisfree M & A Incorporated to aid in the solicitation of proxies for a fee of $9,500 plus out-of-pocket expenses.

Our common stock is the only class of voting securities. There were 129,901,800 shares of common stock outstanding and entitled to vote as of February 25, 2000, the record date for the annual shareholders' meeting. Each share is entitled to one vote. A quorum of the shares must be represented at the meeting to take action on any matter at the meeting. A majority of the votes entitled to be cast constitutes a quorum for purposes of the annual meeting. A plurality of the votes cast is required to elect the nominees as directors. A majority of the votes cast is required to approve each of the stock option plans and to ratify the appointment of auditors. Both "abstentions" and broker "non-votes" will be considered present for quorum purposes, but will not otherwise have any effect on any of the vote items.

STOCK OWNERSHIP INFORMATION AND TABLE

We know of no person who owned beneficially, as that term is defined by Rule 13d-3 of the Securities Exchange Act of 1934, more than five (5) percent of our common stock on December 31, 1999.

The following table sets forth certain information as of December 31, 1999, concerning beneficial ownership of our common stock by each director and nominee, each executive officer named in the Summary Compensation Table, and directors and executive officers as a group:


                 Name of                    Shares Beneficially    Stock Units in Deferral   Total and Percent
            Beneficial Owner                     Owned (1)               Accounts (2)           of Class (3)
  ------------------------------------------------------------------------------------------------------------
    Susan Schmidt Bies                          269,855 (5)                17,522                287,377
    Robert C. Blattberg                          57,283 (4)                    --                 57,283
    Carlos H. Cantu                              33,370 (4)                    --                 33,370
    George E. Cates                              46,565 (4)                    --                 46,565
    J. Kenneth Glass                            333,955 (5)                57,459                391,414
    James A. Haslam, III                         42,623 (4)                    --                 42,623
    Ralph Horn                                1,069,964 (5)                74,229              1,144,193
    John C. Kelley, Jr.                         291,725 (5)                77,501                369,226
    George P. Lewis (6)                         372,896 (5)                    --                372,896
    R. Brad Martin                               50,340 (4)                    --                 50,340
    Joseph Orgill, III                          245,031 (4)                    --                245,031
    Vicki R. Palmer                              56,941 (4)                    --                 56,941
    Michael D. Rose                              55,527 (4)                    --                 55,527
    William B. Sansom                            71,705 (4)                    --                 71,705
    Elbert L. Thomas, Jr.                       238,304 (5)                14,451                252,755
    Directors and Executive Officers as
    a Group (19 persons) (6)                  3,771,689 (5)               297,105              4,068,794
                                                                                                     3.1%
  ------------------------------------------------------------------------------------------------------------


(1) The respective directors and officers have sole voting and investment powers with respect to all of such shares except as specified in note (4) and note (5). Amounts in the second column do not include stock units in the third column.

(2) Our stock option program permits participants to defer receipt of shares upon the exercise of options and our restricted stock incentive plan permits participants to defer receipt of shares prior to the lapsing of restrictions imposed on restricted stock awards. Amounts in the third column reflect the number of shares deferred that a participant has the right to receive on a future date. These shares are not currently issued and are not considered to be beneficially owned for purposes of Rule 13d-3, but are reflected in a deferral account on our books as phantom stock units or restricted stock units.

(3) No individual director or executive officer beneficially owns one (1) percent or more of our common stock that is outstanding. The percentage of class owned by the director and executive officer group (3.1 percent) includes stock units. The percentage would be 2.9 percent with stock units excluded.

(4) Includes the following shares of restricted stock with respect to which the nonemployee director possesses sole voting power, but no investment power: Dr. Blattberg - 1,800; Mr. Cantu - 4,200; Mr. Cates - 4,200; Mr. Haslam - 4,200; Mr. Martin - 3,000; Mr. Orgill - 1,800; Mrs. Palmer - 3,000; Mr. Rose - 1,800; and Mr. Sansom - 1,800. Includes the following shares as to which the named nonemployee directors have the right to acquire beneficial ownership through the exercise of stock options granted under our director plan, all of which are 100 percent vested: Dr. Blattberg - 50,923; Mr. Cantu - 27,308; Mr. Cates - 33,503; Mr. Haslam - 26,561; Mr. Martin -22,820; Mr. Orgill - 55,101; Mrs. Palmer - 50,833;
      Mr. Rose  - 46,367; and Mr. Sansom  - 63,664.

(5) Includes the following shares of restricted stock with respect to which the named person or group has sole voting power but no investment power:
      Mr. Glass - 31,408; Mr. Horn - 59,901; Mr. Kelley - 41,598; Mr. Thomas
      - 17,836; Mr. Lewis - 0; Ms. Bies - 20,242; and the director and executive officer group - 236,038. Includes the following shares as to which the named person or group has the right to acquire beneficial ownership within 60 days through the exercise of stock options granted under our stock option plans: Mr. Glass - 138,294; Mr. Horn - 520,079; Mr. Kelley - 132,706; Mr. Thomas - 177,626; Mr. Lewis - 41,234; Ms. Bies - 67,682; and
      the director and executive officer group - 1,669,726. Also includes shares held at December 31, 1999 for 401(k) Savings Plan accounts.

(6)   Totals include amounts for Mr. Lewis, who retired October 22, 1999.

VOTE ITEM NO. 1 - ELECTION OF DIRECTORS

The Board of Directors is divided into three Classes. The term of office of each Class expires in successive years. The term of Class I directors expires at this annual meeting. The terms of Class II and Class III directors expire at the 2001 and 2002 annual meetings, respectively. The Board of Directors proposes the election of four Class I directors. Each director elected at the meeting will hold office until the specified annual meeting of shareholders and until his or her successor is elected and qualified.

If any nominee proposed by the Board of Directors is unable to accept election, which the Board of Directors has no reason to anticipate, the persons named in the enclosed form of proxy will vote for the election of such other persons as management may recommend, unless the Board decides to reduce the number of directors pursuant to the Bylaws.

We have provided below certain information about the nominees and directors (including age, current principal occupation which has continued for at least five years unless otherwise indicated, name and principal business of the organization in which his or her occupation is carried on, directorships in other reporting companies, and year first elected to our Board). All of our directors are also directors of First Tennessee Bank National Association (the Bank or FTB). The Bank is our principal operating subsidiary.

                              NOMINEES FOR DIRECTOR
                                     Class I
              For a Three-Year Term Expiring at 2003 Annual Meeting

R. BRAD MARTIN (48) is Chairman of the Board and Chief Executive Officer of Saks Incorporated, Birmingham, Alabama, a retail merchandising company. Mr. Martin is a director of two other public companies, Saks Incorporated and Harrah's Entertainment, Inc. He has been a director since 1994 and is a member of the Human Resources Committee.

JOSEPH ORGILL, III (62) is Chairman of the Board of Orgill, Inc., Memphis, Tennessee, wholesale hardware distributors. Prior to January 1996, Orgill, Inc., was a subsidiary of Rock Island Corporation (formerly West Union Corporation), Memphis, Tennessee, of which Mr. Orgill remains Chairman of the Board. Mr. Orgill has been a director since 1969.

VICKI R. PALMER (46) is Corporate Senior Vice President, Treasurer, and Special Assistant to the CEO of Coca-Cola Enterprises Inc., Atlanta, Georgia, a bottler of soft drink products. Prior to December 1999, Mrs. Palmer was Corporate Vice President and Treasurer of Coca-Cola Enterprises, Inc. Mrs. Palmer has been a director since 1993 and is Chairperson of the Human Resources Committee.

WILLIAM B. SANSOM (58) is Chairman of the Board and Chief Executive Officer of The H. T. Hackney Co., Knoxville, Tennessee, a diversified wholesale distribution firm serving the food, gas, oil and industrial markets in the Southeast. He is a director of two other public companies, Martin Marietta Materials, Inc. and Astec Industries, Inc. Mr. Sansom has been a director since 1984.

                              CONTINUING DIRECTORS
                                    Class II
                      Term Expiring at 2001 Annual Meeting

ROBERT C. BLATTBERG (57) is the Polk Brothers Distinguished Professor of Retailing, J. L. Kellogg Graduate School of Management, Northwestern University, Evanston, Illinois. Dr. Blattberg is a director of one other public company, Factory Card Outlet Corp. Dr. Blattberg has been a director since 1984 and is Chairman of the Audit Committee.

J. KENNETH GLASS (53) is President of Retail Financial Services of the Bank and Executive Vice President of First Tennessee. Mr. Glass has been President-Retail Financial Services since April 1999 and Executive Vice President of First Tennessee since 1995. Prior to April 1999, he was President-Tennessee Banking Group of the Bank. Mr. Glass has been a director since 1996.

JOHN C. KELLEY, JR. (56) is President-Business Financial Services/Memphis Financial Services of the Bank and Executive Vice President of First Tennessee. Mr. Kelley has been President-Business Financial Services/Memphis Financial Services since April 1999 and Executive Vice President of First Tennessee since 1995. Prior to April 1999, he was President-Memphis Banking Group of the Bank. Mr. Kelley has been a director since 1996.

MICHAEL D. ROSE (58) is a private investor. Prior to December 19, 1997, he was Chairman of the Board of Promus Hotel Corporation, Memphis, Tennessee, a franchiser and operator of hotel brands. Prior to January 1997, Mr. Rose was also Chairman of the Board of Harrah's Entertainment, Inc. Prior to June 30, 1995, Mr. Rose was Chairman of The Promus Companies Incorporated. Mr. Rose is a director of seven other public companies, Ashland, Inc., Darden Restaurants, Inc., FelCor Lodging Trust, Inc., General Mills, Inc., Nextera Enterprises, Inc., ResortQuest International, Inc., and Stein Mart, Inc. Mr. Rose has been a director since 1984, and is a member of the Human Resources Committee.

                                    Class III
                      Term Expiring at 2002 Annual Meeting

CARLOS H. CANTU (66) is Senior Chairman of The ServiceMaster Company, Downers Grove, Illinois, a company that provides consumer services and supportive management services. Prior to December 1999, he was President and Chief Executive Officer of The Service Master Company. Mr. Cantu is a director of two other public companies, The ServiceMaster Company and Unicom Corporation. Mr. Cantu has been a director since 1996 and is a member of the Human Resources Committee.

GEORGE E. CATES (62) is Chairman of the Board and Chief Executive Officer of Mid-America Apartment Communities, Inc., ("Mid-America") Memphis, Tennessee, a real estate investment trust. Mr. Cates is a director of two other public companies, Mid-America Apartment Communities, Inc. and SCB Computer Technology, Inc. Mr. Cates has been a director of the Corporation since 1996 and is a member of the Audit Committee.

JAMES A. HASLAM, III (45) is Chief Executive Officer of Pilot Corporation, Knoxville, Tennessee, a national retail operator of convenience stores and travel centers. Mr. Haslam is a director of one other public company, Ruby Tuesday, Inc. Mr. Haslam has been a director since 1996 and is a member of the Audit Committee.

RALPH HORN (58) is Chairman of the Board, President, and Chief Executive Officer of First Tennessee and the Bank. Mr. Horn has served as President of First Tennessee since 1991, Chief Executive Officer since 1994, and Chairman of the Board since 1996. Mr. Horn is a director of two other public companies, Harrah's Entertainment, Inc. and Mid-America Apartment Communities, Inc. Mr. Horn has been a director since 1991.

                    THE BOARD OF DIRECTORS AND ITS COMMITTEES

During 1999, the Board of Directors held five meetings. The average attendance at Board and committee meetings exceeded 92 percent. No director attended fewer than 75 percent of the meetings of the Board and the committees of the Board on which he or she served, except for Mr. Cantu and Mr. Martin.

The Board has several standing committees, including the Audit Committee and the Human Resources Committee. The Human Resources Committee serves as both a nominating committee and a compensation committee. The Audit Committee and the Human Resources Committee are each composed of directors who are not First Tennessee employees. Currently, Messrs. Blattberg, Cates and Haslam serve on the Audit Committee and Messrs. Cantu, Martin, Rose, and Mrs. Palmer serve on the Human Resources Committee.

The Audit Committee is responsible for causing corporate audits and examinations to be made by independent auditors and supervising our internal audit program. The Committee approves, subject to shareholder ratification, the engagement of our independent auditors and reviews the scope and results of their examination. Other committee functions include review of our internal controls and our annual report to the SEC and proxy materials. During 1999 the Audit Committee held five meetings.

As a nominating committee, the Human Resources Committee primarily considers recommendations for nominees to the Board of Directors, reviews the performance of incumbent directors and senior officers in determining whether to recommend them to the Board of Directors for reappointment, reviews succession plans, and between annual meetings has authority to appoint persons to offices except the offices of Chairman, CEO, President, Auditor and any office in which the incumbent has been designated by the Board as an Executive Officer. As a compensation committee, the Human Resources Committee's primary functions include recommending to the Board major policies concerning compensation, periodically reviewing corporate compensation and management of human resources, fixing the compensation of executive officers, reviewing remuneration structures for non-executive officers, and making recommendations to the Board concerning compensation arrangements for directors and adoption or amendment of employee benefit and management compensation plans. During 1999 the Human Resources Committee held four meetings.

It is our practice to encourage communication between management and shareholders. Management in turn communicates appropriate information to the Board. The Human Resources Committee, as a committee of the Board, follows this procedure in considering nominations for directorships and does not receive nominations directly from shareholders.

VOTE ITEM NO. 2 - APPROVAL OF 2000 NON-EMPLOYEE DIRECTORS' DEFERRED COMPENSATION
                  STOCK OPTION PLAN

At its October 1999 meeting, our Board of Directors adopted the 2000 Non-Employee Directors' Deferred Compensation Stock Option Plan (the Director
Plan), subject to shareholder approval, to replace a plan which expired on December 31, 1999. In 1995, the shareholders approved the earlier plan to encourage non-employee members of our Board to increase their ownership interest in our stock. Under the earlier plan, options for 454,286 shares had been granted, and at termination of the plan, 445,714 shares, which were available for grant, were returned to authorized but unissued and unreserved status. Under the Director Plan, up to 400,000 shares of our common stock may be issued, subject to equitable adjustments in the event of stock splits, stock dividends and other changes in capitalization. The shares to be issued under the Director Plan will be provided from shares that we have purchased in the open market or privately, or by our issuance of authorized but previously unissued shares. The purpose of the Director Plan is to advance the interest of our shareholders by continuing to encourage non-employee members of our Board to increase their ownership of our common stock. The following paragraphs are a summary of the provisions of the Director Plan. The summary is qualified in its entirety by reference to the full text of the Director Plan, which is attached as Exhibit A to this proxy statement.

A non-employee director who elects to participate in the Director Plan will be granted non-qualified stock options in lieu of the percentage of retainer and board and committee attendance fees specified by the director. Options will be granted semi-annually on the first business day of July of each year and the first business day of January of the following year based on compensation foregone by the director since the prior grant. Existing directors were required to make a one-time irrevocable election to participate in the Director Plan by December 31, 1999, and directors who are newly appointed or elected after October 20, 1999, must make an election to participate no later than thirty days following commencement of board service. All options are 100 percent vested on the grant date and have a 20-year term. The number of shares subject to option granted equals the amount of foregone compensation divided by 20 percent of the fair market value of one share of our stock on the grant date. The exercise price equals 80 percent of such fair market value. These options are generally referred to as "deferred compensation" or "discounted" stock options; however, the price paid by the director upon exercise plus the foregone compensation always equals 100 percent of the fair market value of our stock on the grant date. If a director uses shares of our common stock to pay the exercise price and there is at least one year remaining in the term of the option, then a "reload option" will be granted to the director at the time of exercise. The reload option will be for the number of shares required to pay the exercise price, will have an exercise price per share equal to the fair market value of one share of our stock on the exercise date, and will have a term that ends on the same day that the option that was exercised ends.

The Director Plan is intended to be a "formula plan" for purposes of the short-swing profits rule promulgated under the Securities Exchange Act of 1934 and accordingly is intended to be self-governing. The Director Plan is expected to require no discretionary action by any administrative body; however, if any questions of interpretation arise, they will be resolved by the Human Resources Committee of our Board (or any other committee that the Board may from time to time designate).

The Director Plan will become effective on the date it is approved by the shareholders and will remain in effect through the first business day in January of 2005, unless the Board terminates the plan early. Our shares of common stock trade on the New York Stock Exchange, and the last sale price on March 1, 2000, was $17.56. All options are non-transferable other than by will or the laws of descent and distribution and, to the extent permitted by SEC rules, by gift or other transfer to a director's "family members" as defined by SEC rules. If a director ceases to be a director for any reason or becomes an employee of First

Tennessee prior to the grant date of an option, then no option will be granted to him or her, and any compensation earned will be paid to the director in cash. If a director terminates board service with less than 120 full months of Board service or prior to normal retirement or early retirement for any reason other than death or disability, options will terminate one year after the director's termination. "Early retirement" is defined as a retirement after age 55 with at least 120 full months of board service. If a director terminates Board service due to death, disability or normal or early retirement, director's options will terminate five years after the director's termination or, if earlier, the end of the term of the option. If a director dies, then not withstanding the prior limitations, options held by the director at the time of death expire on the later of the date specified above or one year following the director's death.

The Board may terminate, suspend, or amend the Director Plan at any time unless the amendment would cause the Director Plan not to comply with the short-swing profits rule or cause a participant not to be deemed a "non-employee director" for purposes of SEC rules or adversely affect a director's rights under the Director Plan unless the director consents. If the shareholders do not approve the Director Plan by June 30, 2000, then the Director Plan will be nullified and all elections to receive options will be rescinded. Directors will receive cash in an amount equal to all retainer and attendance fees that were earned but not paid.

The consideration to be received by us for granting options consist solely of foregone compensation. Proceeds that we receive when a director exercises an option will be used for general corporate purposes.

The grant of a non-qualified stock option does not result in any taxable income to the director or a tax deduction to us at the time of grant. Upon exercise of the option (or if the acquired stock is subject to substantial risk of forfeiture, upon the date that there is no longer such risk) (the "tax date"), the excess of the market value of the shares acquired over their cost to the director is taxable to the director as compensation income and is generally deductible by us, subject to ordinary rules relating to reasonableness of compensation. The director's tax basis for the shares is market value on the tax date.

No awards have been made under the Director Plan. All nine non-employee directors have, however, elected to participate in the Director Plan. If shareholder approval is not obtained, amounts deferred will be paid to the directors in cash. Because options are based upon attendance fees, retainer and the stock price on future grant dates, we can not determine or state the benefits that will be received by directors under the Director Plan at this time. If a director had been a participant in the Director Plan during 1999, then for every $1,000 of compensation deferred during the first six months of 1999, a director would have received an option for 129 shares, with an exercise price of $31.02 per share on July 1, 1999, and for every $1,000 deferred during the second six months of 1999, a director would have received an option for 180 shares, with an exercise price of $22.33 per share, on January 3, 2000. Although non-employee directors have an interest in the Director Plan, the Board of Directors believes that the Director Plan is fair and in the best interest of First Tennessee and our shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE IN FAVOR OF ITEM NO. 2.

VOTE ITEM NO. 3 - APPROVAL OF 2000 EMPLOYEE STOCK OPTION PLAN

Since 1972 we have had a stock option program in place to attract and retain outstanding management personnel and enable them to obtain a proprietary interest in First Tennessee and thus to share in our future success. Since 1995 we have extended our stock option program essentially to all employees. Our Board of Directors has adopted and the shareholders have approved stock option plans in 1972, 1981, 1984, 1990 and 1995. As of the date of the annual meeting, all of these plans except the 1995 plan will have terminated, and no shares remain available for grant under the 1995 plan. Unexercised options for approximately 6.9 million shares were outstanding at December 31, 1999. In addition, our Board of Directors adopted a stock option plan in 1997 under which grants are made to all employees except those executive officers whose compensation is expected to be subject to deductibility limits under section 162(m) of the tax code. Under the 1997 plan, approximately 6.6 million shares remained available for grant at December 31, 1999, and unexercised options for approximately 9.5 million shares were outstanding. It is necessary to obtain shareholder approval of a new stock option plan for compensation received under the plan by these section 162(m) officers to be fully deductible by us. Thus, at its October 1999 meeting our Board adopted the 2000 Employee Stock Option Plan (the "Employee Plan"), subject to approval by the shareholders at the annual meeting. The following summary of the Employee Plan is qualified in its entirety by reference to the full text of the Employee Plan, which is attached as Exhibit B to this proxy statement.

Under the Employee Plan, up to 1,500,000 shares of our common stock may be issued, subject to equitable adjustments in the event of stock splits, stock dividends and other changes in capitalization. The shares to be issued under the Employee Plan will be provided from shares we have purchased in the open market or privately, or by our issuance of authorized but previously unissued shares. The purpose of the Employee Plan is to attract and retain outstanding personnel and promote a closer identity of interest between employees and shareholders by enabling employees to obtain a proprietary interest in First Tennessee. Awards under the Employee Plan may take the form of non-qualified stock options or incentive stock options. It is not our intention, however, to grant incentive stock options under the Employee Plan at this time.

Participation is limited to those of our employees and the employees of our subsidiaries who are selected by the Human Resources Committee (the Committee) of our Board of Directors. The Committee will administer and interpret the Employee Plan and determine the persons to whom options will be granted and the number of shares, terms, expiration date, quotas and date of grant of options. No individual may, however, receive the grant of an option or options covering an aggregate of more than 1,000,000 shares under the Employee Plan, subject to equitable adjustments to prevent dilution in the event of a stock split or similar transaction.

The Employee Plan will become effective on the date it is approved by the shareholders. It will remain in effect through the date in the year 2010 that corresponds to the day before the date the plan becomes effective, unless the Board terminates the plan early. Our shares of common stock trade on the New York Stock Exchange, and the last sale price on March 1, 2000, was $17.56. Options may be granted at any time prior to the date the Employee Plan terminates and the term of an option may extend beyond the date the Employee Plan terminates. No incentive stock options may be granted which are exercisable after ten years after the date of grant. Non-employee directors are not eligible to receive awards under the Employee Plan, and members of the Committee are required to be "non-employee directors" for purposes of the short swing profits rule of the Securities and Exchange Commission. Generally, the exercise price of an option must be at least 100 percent of the fair market value of the shares at the time the option is granted. The option price may, however, be less than 100 percent if the grantee of the option has entered into an agreement with us pursuant to which the grant of the option will be in lieu of the payment of compensation, and the amount of such compensation when added to the cash exercise price of the option equals at least 100 percent. Options will become exercisable in full upon a change in control as that term is defined in the subsection entitled "Employment Contracts and Termination of Employment and Change-in-Control Arrangements." The Committee has the discretion to accept shares of our stock in payment of the exercise price of an option. "Reload options," defined in Vote Item No. 2, are permitted under the Employee Plan in the discretion of the Committee, and the Committee has adopted resolutions authorizing reload options, subject to shareholder approval of the Employee Plan.

All options are nontransferable other than by will or the laws of descent and distribution. When a participant voluntarily resigns, options not previously exercised terminate immediately. In addition, if a participant voluntarily terminates, an amount equal to the spread realized at the time an option is exercised within six months prior to a voluntary termination must be paid back to us if the participant, within the following six months, engages directly or indirectly in any activity determined by the Committee to be competitive. If a participant is involuntarily terminated, an option must be exercised within three months, or such shorter period as is determined by the Committee in its discretion, after the date of termination or, if earlier, at the end of the term of the option. Upon a retirement or disability, a participant has five years or such shorter period as is determined by the Committee in its discretion, to exercise options or, if earlier, at the end of the term of the option. Upon a participant's death, the successor has five years or such shorter period as is determined by the Committee in its discretion, to exercise any options or, if earlier, at the end of the term of the option. The Committee may, in its discretion, permit the method of exercising options known as pyramiding (which is defined as the automatic application of shares received upon the exercise of a portion of a stock option to satisfy the exercise price for additional portions of the option).

The Board may terminate, suspend, or amend the Employee Plan at any time as long as any amendment is not in violation of law. If the shareholders do not approve the Employee Plan, then the Employee Plan will be nullified and any option grants and any elections to receive options in lieu of compensation will be rescinded. Any compensation in lieu of which an option has been or will be granted will be paid to the employee.

The consideration to be received by us for granting options consists solely of services rendered by participants and, if applicable, foregone compensation. Proceeds that we receive when a participant exercises an option will be used for general corporate purposes.

The grant of a non-qualified stock option does not result in any taxable income to the employee or a tax deduction to us at the time of the grant. Upon the exercise of such option (or if the acquired stock is subject to a substantial risk of forfeiture, upon the date that there is no longer such risk) (the "tax date"), the excess of the market value of the shares acquired over their cost to the employee is taxable to the employee as compensation income and is generally deductible by us, subject to ordinary rules relating to reasonableness of compensation. The employee's tax basis for the shares is market value on the tax date.

The Committee may, in its discretion, allow participants to transfer shares of our stock or have us withhold shares of our stock otherwise issuable on the exercise of an option to satisfy income tax withholding that is due in connection with the exercise.

Neither the grant nor the exercise of an incentive stock option results in any federal income tax consequences to the employee or us. At the time the employee sells shares acquired pursuant to the exercise of an incentive stock option, the excess of the sale price over the exercise price will qualify as long-term capital gain, provided the applicable holding period is satisfied. If the participant disposes of such shares within two years of the date of grant or within one year of the date of exercise, an amount equal to the lesser of (i) the difference between the fair market value of the shares on the date of exercise and the exercise price, or (ii) the difference between the exercise price and the sales price, will be taxed as compensation income and we will be entitled to a deduction for such amount at the time. The excess, if any, of the sale price over the sum of the exercise price and the amount taxed as ordinary income will qualify as long-term or short-term capital gain depending on the holding period of the stock. If the participant exercises an incentive stock option more than three months after termination of employment due to retirement, the participant will be deemed to have exercised a non-qualified stock option and will recognize compensation income at the time in an amount equal to the excess of the market value of such shares over their exercise price.

The only awards that have been made by the Committee pursuant to the Employee Plan, all of which are subject to shareholder approval of the plan, are as follows: Mr. Horn - options for 230,312 shares and Mr. Kelley - options for 99,850 shares. Each option was granted on March 1, 2000, has an exercise price per share of $17.97, expires on February 28, 2010, and has the same terms as described in the second, third and fourth sentences to note (1) to the Option/SAR Grants in Last Fiscal Year Table. The options vest 50 percent after four years from the date of grant and 100 percent after five years, with accelerated vesting if certain performance criteria (our stock price equals or exceeds $24.58 on 3-1-03 or on five consecutive days before 3-2-03) are met. The approximate number of persons in the class of eligible participants is 10,800. It is not possible to determine or state the benefits which will be received under the Employee Plan by the individuals specified in the Summary Compensation Table (except for Mr. Lewis, who has retired and will not receive any grants under the Employee Plan), by all current executive officers, or by all employees as a group. Non-employee directors are ineligible to participate in the Employee Plan. For certain awards made under our existing stock option plans during 1999, see the Option/SAR Grants in Last Fiscal Year Table.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE IN FAVOR OF ITEM NO. 3.

VOTE ITEM NO. 4. - RATIFICATION OF APPOINTMENT OF AUDITORS

The Board of Directors has appointed, subject to ratification by the shareholders at the annual meeting, the firm of Arthur Andersen LLP, independent accountants, to be our auditors for the year 2000. Representatives of Arthur Andersen LLP are expected to be present at the annual meeting of shareholders with the opportunity to make a statement and to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE IN FAVOR OF ITEM NO. 4.

OTHER MATTERS

The Board of Directors, at the time of the preparation and printing of this proxy statement, knew of no other business to be brought before the meeting other than the matters described in this proxy statement. If any other business properly comes before the meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies in accordance with their best judgment.

SHAREHOLDER PROPOSAL DEADLINES

If you intend to present a shareholder proposal at the 2001 annual meeting, it must be received by the Corporate Secretary, First Tennessee National Corporation, P. O. Box 84, Memphis, Tennessee, 38101, not later than November 24, 2000, for inclusion in the proxy statement and form of proxy relating to that meeting.

In addition, Sections 2.8 and 3.6 of our Bylaws provide that a shareholder who wishes to nominate a person for election to the Board or submit a proposal at a shareholder meeting must comply with certain procedures whether or not the matter is included in our proxy statement. These procedures require written notification to us, generally not less than 90 nor more than 120 days prior to the date of the shareholder meeting. If, however, we give fewer than 100 days notice or public disclosure of the shareholder meeting date to shareholders, then we must receive the shareholder notification not later than 10 days after the earlier date of notice of the shareholder meeting was mailed or publicly disclosed. The shareholder must disclose certain information about the nominee or item proposed, the shareholder and any other shareholders known to support the nominee or proposal. Section 2.4 of our Bylaws provides that the date and time of the annual meeting will be the third Tuesday in April (or, if that day is a legal holiday, on the next succeeding business day that is not a legal holiday) at 10:00 a.m. Memphis time or such other date and/or such other time as our Board may fix by resolution. The meeting date for 2001, determined according to the Bylaws, is April 17, 2001. Thus, shareholder proposals submitted outside the process that permits them to be included in our proxy statement must be submitted to the Corporate Secretary between December 18, 2000, and January 17, 2001, or the proposals will be considered untimely. Untimely proposals may be excluded by the Chairman or our proxies may exercise their discretion and vote on these matters in a manner they determine to be appropriate.

EXECUTIVE COMPENSATION

The Summary Compensation Table provides information for the last three years about the Chief Executive Officer (CEO), our other four most highly compensated executive officers at year end 1999, and another executive officer, who retired during 1999. The amounts include all compensation earned during each year, including amounts deferred, by the named officers for all services rendered in all capacities to us and our subsidiaries. Information is provided for each entire year in which an individual served during any portion of the year as an executive officer. Additional information is provided in tabular form below about option grants and exercises in 1999, year-end option values, and pension benefits, along with a report of the Board's Human Resources Committee on executive compensation and certain other information concerning compensation of executive officers and directors.

                           Summary Compensation Table


                                                                                  Long-Term Compensation
                                       Annual Compensation                            Awards (3)               Payouts

       (a)             (b)          (c)             (d)           (e)           (f)            (g)                (h)        (i)
                                                                                            Number of
                                                                 Other                     Securities
                                                                 Annual      Restricted    Underlying                     All Other
                                                                 Compen-       Stock        Options/             LTIP      Compen-
    Name and                      Salary           Bonus        sation (7)   Awards (1)     SARs (2)            Payouts   sation (9)
Principal Position      Year        ($)             ($)           ($)           ($)            (#)                ($)        ($)
------------------------------------------------------------------------------------------------------------------------------------
Ralph Horn              1999     $771,154        $467,461(5)     $11,544     $1,162,551     137,331(5)        $    --     $347,211
Chairman, President     1998      683,654         412,741(5)      10,806          --         65,536(5)             --      149,231
& CEO                   1997      423,077(4)      313,846         10,806          --        113,872(4)             --      138,930
FTNC and FTB

J. Kenneth Glass        1999      455,212(6)      232,947(5)       7,068        749,995      74,471(5)(6)          --      184,392
President-Retail        1998      357,634(4)      232,580          6,720          --         21,911(4)             --      106,042
Financial Services      1997      313,577(4)      186,549          6,720          --         55,632(4)             --       96,426
FTB

John C. Kelley, Jr.     1999      446,923         234,351          7,068        674,996      44,841                --      204,435
President-Business      1998      381,923         226,862          6,720          --         16,169                --      129,012
Financial Services/     1997      338,077         181,294          6,720          --         48,068                --      116,175
Memphis Financial
Services-FTB

Elbert L. Thomas, Jr.   1999      206,787(6)          -- (5)         --         412,556     114,839(5)(6)          --       27,620
Exec. Vice President    1998      146,983(4)          -- (5)         --           --         41,206(4)(5)          --       18,064
& CFO                   1997      142,277(4)          -- (5)         --           --         45,764(4)(5)          --       17,621
FTNC and FTB

George P. Lewis         1999      215,659         200,994            --         137,519       8,566                --       19,995
EVP, Manager            1998      239,066         119,533            --           --          6,681                --       27,951
Money Mgmt. Group       1997      215,795         104,661            --           --         10,310                --       27,117
FTB (8)

Susan Schmidt Bies      1999      222,321         150,740            --         337,556       7,008                --       62,877
EVP, Risk               1998      213,669          91,584            --           --          5,951                --       47,183
Management and          1997      196,239          86,100            --           --          8,322                --       48,065
Auditor
------------------------------------------------------------------------------------------------------------------------------------

(1) Restricted stock awards are valued on the basis of the fair market value of a share of stock on the date of the award: $38.88 (2-23-99), adjusted for stock splits. On 12-31-99, the named officers held the following shares of restricted stock (including RSU's described in the following sentence) with market values as indicated: Mr. Horn - 89,901 shares ($2,590,048); Mr. Glass - 43,527 shares ($1,254,013); Mr. Kelley
         - 41,598 shares ($1,198,438); Mr. Thomas - 25,061 shares ($722,007);
         Mr. Lewis - 0 shares ($0); and Ms. Bies - 20,242 shares ($583,172). The number of shares disclosed in the preceding sentence includes restricted stock units ("RSU's"), described in note (2) to the Stock Ownership Table, with respect to which restrictions had not lapsed at 12-31-99, as follows: Mr. Horn - 30,000 RSU's; Mr. Glass - 12,119
         RSU's; Mr. Kelley - 0 RSU's; Mr. Thomas - 7,225 RSU's; Mr. Lewis - 0 RSU's; and Ms. Bies - 0 RSU's. Dividends are paid on restricted stock (and dividend equivalents are paid on RSU's) at the same rate as all other shares of our common stock. Dividend equivalents on RSU's accrue interest at a 10-year Treasury rate and are settled only in cash. On 2-23-99, Mr. Lewis was awarded 3,537 shares of restricted stock, which was scheduled to vest 4-21-02 if performance criteria were met. On 10-19-99, the Human Resources Committee approved the early vesting of these shares to coincide with Mr. Lewis' retirement on 10-22-99.

(2) All amounts represent shares subject to option. No stock appreciation rights (SAR's) were awarded.

(3) All share amounts and share values have been revised to reflect the two-for-one stock split distributed 2-20-98.

(4) In 1996 Mr. Horn elected to receive a deferred compensation stock option in lieu of $100,000 of salary earned for the following year. The amount in column (c) does not include this amount, in lieu of which options for 27,700 shares (included in the amount in column (g)) were granted on 7-1-97. In 1997 and 1996 Mr. Glass elected to receive a deferred compensation stock option in lieu of $30,000 of salary earned for the following year. The amounts in column (c) do not include this amount, in lieu of which options for 2,758 shares, 2,984 shares, 3,018 shares and 4,156 shares (included in the amounts in column (g)) were granted on 1-4-99, 7-1-98, 1-2-98 and 7-1-97, respectively. In 1997 and
         1996, Mr. Thomas elected to receive a deferred compensation stock option in lieu of $80,000 of 1998 salary and $60,000 of 1997 salary. The amount in column (c) does not include these amounts, in lieu of which options for 7,355 shares, 7,958 shares, 6,036 shares, and 8,310 shares (included in the amount in column (g)) were granted on 1-4-99, 7-1-98,1-2-98, and 7-1-97.

(5) In 1998 and 1997 Mr. Horn elected to receive a deferred compensation stock option in lieu of $100,000 of his annual bonus for the following year. The amount in column (d) for 1999 and 1998 does not include this amount, in lieu of which options for 37,037 shares and 17,153 shares (included in the amounts in column (g)) were granted on 3-1-00 and 2-23-99, respectively. In 1998 Mr. Glass elected to receive a deferred compensation stock option in lieu of $50,000 of his annual bonus for the following year. The amount in column (d) for 1999 does not include this amount, in lieu of which an option for 18,519 shares (included in the amount in column (g)) was granted on 3-1-00. In 1998, 1997 and 1996, Mr. Thomas elected to receive a deferred compensation stock option in lieu of his annual bonus for the following year. The amount in column (d) for 1999 does not include a bonus of $248,645 and for 1998 does not include a bonus of $113,492 and for 1997 does not include a bonus of $101,139, in lieu of which options for 92,091 shares, 19,467 shares and 21,704 shares (included in the amounts in column (g)) were granted on 3-1-00, 2-23-99 and 2-19-98, respectively.

(6) In 1998 Mr. Glass elected to receive a deferred compensation stock option in lieu of $40,000 of his 1999 salary. The amount in column (c) does not include this amount, in lieu of which options for 3,172 shares and 5,140 shares (included in the amount in column (g)) were granted on 7-1-99 and 1-3-00, respectively. In 1998 Mr. Thomas elected to receive a deferred compensation stock option in lieu of $60,000 of his 1999 salary. The amount in column (c) does not include this amount, in lieu of which options for 4,758 shares and 7,711 shares (included in the amount in column (g)) were granted on 7-1-99 and 1-3-00, respectively.

(7) The amounts in column (e) for all years represent automobile allowance tax gross-up payments.

(8)      Mr. Lewis retired October 22, 1999.

(9)      Elements of "All Other Compensation" for 1999 consist of the following:


                             Mr. Horn      Mr. Glass      Mr. Kelley      Mr. Thomas     Mr. Lewis       Ms. Bies
-------------------------------------------------------------------------------------------------------------------
Above Market Rate          $  81,841       $  74,322      $  86,165      $    --         $  3,460       $ 37,457
Survivor Benefits/SERP       239,200          89,400         97,600         17,100          7,000         14,900
Flex $                         5,720           5,720          5,720          5,720          4,735          5,720
401(k) Match                   4,800           4,800          4,800          4,800          4,800          4,800
Auto Allowance                15,650          10,150         10,150           --             --             --
-------------------------------------------------------------------------------------------------------------------
Total                      $ 347,211       $ 184,392      $ 204,435      $  27,620       $ 19,995       $ 62,877
-------------------------------------------------------------------------------------------------------------------

  "Above Market Rate" represents above-market interest accrued on deferred compensation.

  "Survivor Benefits/SERP" represents insurance premiums with respect to our supplemental life insurance and excess pension plans. Under our Survivor Benefits Plan a benefit of 2 1/2 times final annual base salary is paid upon the participant's death prior to retirement (or 2 times final salary upon death after retirement).

  "Flex $" represents First Tennessee's contribution to the Flexible Benefits Plan, based on salary, service and corporate performance.

  "401(k) Match" represents First Tennessee's 50 percent matching contribution to the 401(k) Savings Plan, which is based on the amount contributed by the participant to the First Tennessee stock fund, up to 6 percent of compensation.

The following table provides information about stock options granted during 1999 to the officers named in the Summary Compensation Table. No stock appreciation rights (SAR's) were granted during 1999.



                  Option/SAR Grants in Last Fiscal Year Table


                                          Individual Grants
              ------------------------------------------------------------------------
      (a)              (b)             (c)                (d)                (e)                   (h)
                   Number of        Percentage
                   Securities        of Total                                                 Alternatives to
                  Underlying       Options/SARs      Exercise or Base                        (f) and (g): Grant
                  Options/SARs      Granted to          Price (1)                            Date Value. Grant
                  Granted (1)       Employees in        Per Share        Expiration        Date Present Value (5)
 Name                (#)            Fiscal Year       ($ Per Share)         Date                    ($)
-------------------------------------------------------------------------------------------------------------------
Mr. Horn           17,153 (2)         .28%             $ 33.05            2-23-19               $ 218,769
                   38,624             .64                40.13            4-20-09                 378,505
                   37,930 (4)         .62                28.63           10-19-09                 342,721

Mr. Glass           2,758 (2)         .05                31.99             1-4-19                  32,786
                   18,689             .31                40.13            4-20-09                 183,147
                    3,172 (3)         .05                32.96             7-1-19                  42,970
                   17,464 (4)         .29                28.63           10-19-09                 157,798

Mr. Kelley         16,820             .28                40.13            4-20-09                 164,832
                   17,683 (4)         .29                28.63           10-19-09                 159,777

Mr. Thomas          7,355 (2)         .12                31.99             1-4-19                  87,432
                   19,467 (2)         .32                33.05            2-23-19                 248,282
                   10,279             .17                40.13            4-20-09                 100,732
                    4,758 (3)         .08                32.96             7-1-19                  64,455

Mr. Lewis           8,566             .14                40.13            4-20-09                  83,945

Ms. Bies            7,008             .12                40.13            4-20-09                  68,677
-------------------------------------------------------------------------------------------------------------------


(1) All options except those marked with footnote (2), (3) or (4) were granted 4-20-99 and vest 50 percent after four years from the date of grant and 100 percent after five years, with accelerated vesting if certain performance criteria (our stock price equals or exceeds $ 54.88 on 4-19-02 or on 5 consecutive days before 4-21-02) are met. No SAR's were granted. The exercise price per share equals the fair market value of one share of our common stock on the date of grant. Under the terms of all options, including those marked with footnotes (2), (3) and (4), participants are permitted to pay the exercise price of the options with our stock; participants are permitted to defer receipt of shares upon an exercise and thereby defer gain; options exercised more than one year prior to the end of their term are eligible for a reload option grant when the exercise price is paid with our stock, with the reload option grant for the number of shares surrendered and having an exercise price equal to fair market value at the time of the first exercise and a term equal to the remainder of the first option's term; the option plan provides for tax withholding rights upon approval of the plan committee; and upon a Change in Control (as defined in the subsection entitled "Employment Contracts and Termination of Employment and Change-in-Control Arrangements"), all options vest.

(2) Options indicated by footnote (2) that were granted during 1999 were granted in lieu of compensation earned during 1998. Mr. Glass's and Mr. Thomas's options were granted on 1-4-99 in lieu of $15,556 of Mr. Glass's 1998 salary and $41,481 of Mr. Thomas's 1998 salary and vest 100 percent at the time of grant. No SAR's were granted. The exercise price per share equals 85 percent of the fair market value (FMV) of $37.63 of one share of Corporation common stock on the grant date. Mr. Thomas's other option was granted 2-23-99 in lieu of his bonus of $113,492 for 1998 and Mr. Horn's option was granted on 2-23-99 in lieu of $100,000 of his 1998 bonus. These options contain the same terms as described for the options granted in lieu of salary. FMV on the grant date was $38.88.

(3) Options indicated by footnote (3) were granted in lieu of compensation earned during 1999 and contain the same terms as described generally in footnote (2). Mr. Glass's and Mr. Thomas's options were granted on 7-1-99 in lieu of $18,462 of Mr. Glass's 1999 salary and $27,692 of Mr. Thomas's 1999 salary. FMV on the grant date was $38.78.

(4) Options indicated by footnote (4) were granted 10-19-99 and vested 100 percent on 3-3-00. No SAR's were granted. The options contain the same terms as specified in the third and fourth sentences of footnote (1).

(5) A variation of the Black-Scholes option pricing model has been used. The following assumptions were made for purposes of calculating the Grant Date Value of the options granted 1-4-99, 2-23-99, 4-20-99, 7-1-99, and 10-19-99, respectively: an exercise price of $31.99, $33.05, $40.13, $32.96 and $28.63; an option term of 20 years, 20 years, 10 years, 20 years, and 10 years; an interest rate of 4.72%, 5.00%, 5.18%, 5.79% and 6.11%; volatility of 28.44%, 29.06%, 29.48%,
         30.36%, and 31.52%; a dividend yield of 2.02%, 1.95%, 1.89%, 1.96%, and
         2.65%; a reduction of 0%, 0%, 24.18%, 0%, and 1.60% to reflect the probability of forfeiture due to termination prior to vesting; and reduction of 14.79%, 15.34%, 12.46%, 15.22% and 14.46% to reflect the probability of a shortened option term due to termination prior to the option expiration date. The actual value, if any, realized by a participant upon the exercise of an option may differ and will depend on the future market value of our common stock.

The following table provides information about stock options and SAR's held at December 31, 1999, and exercises during 1999 by the officers named in the Summary Compensation Table. The values in column (e) reflect the spread between the market value at December 31, 1999, of the shares underlying the option and the exercise price of the option.

             Aggregated Option/SAR Exercises in Last Fiscal Year and
                     Fiscal Year-End Option/SAR Values Table



     (a)               (b)             (c)                       (d)                                 (e)
                                                              Number of
                                                          Securities Underlying              Value of Unexercised
                                                          Unexercised Options/                   In-the-Money
                    Number of                             SARs at FY-End (1)                Options/SARs FY-End (1)
                 Shares Acquired      Value          -----------------------------      ------------------------------
                   On Exercise       Realized        Exercisable     Unexercisable      Exercisable     Unexercisable
Name                  (#)              ($)               (#)              (#)               ($)             ($)
----------------------------------------------------------------------------------------------------------------------
Mr. Horn              --          $     --             520,079          124,937         $ 8,669,149        $ 6,922

Mr. Glass             --                --             138,294           52,322           1,767,492          3,187

Mr. Kelley            --                --             132,706           50,672           1,986,138          3,227

Mr. Thomas            --                --             177,626           16,705           1,578,946           --

Mr. Lewis           10,172           250,664            41,234           15,247             600,295           --

Ms. Bies              --                --              67,682           12,959           1,003,725           --
----------------------------------------------------------------------------------------------------------------------


(1) No SAR's are attached to any of the options in the table. Option values are based on $28.81 per share, the average of the high and low sales price on 12-31-99.

The following table provides information about estimated combined benefits under both our Pension Plan and our Pension Restoration Plan.

                               Pension Plan Table



       Covered                                                    Years of Service*
     Compensation            15 Yrs           20 Yrs            25 Yrs            30 Yrs           35 Yrs          40 Yrs
---------------------------------------------------------------------------------------------------------------------------
      $  100,000          $   43,032       $   51,887        $   60,740         $  64,653        $  68,571      $   72,489
         150,000              57,834           71,625            85,412            91,790           98,175         104,560
         200,000              72,636           91,363           110,085           118,927          127,779         136,631
         250,000              87,438          111,101           134,757           146,064          157,383         168,702
         300,000             102,240          130,839           159,430           173,201          186,987         200,773
         350,000             117,042          150,577           184,102           200,338          216,591         232,844
         400,000             131,844          170,315           208,775           227,475          246,195         264,915
         450,000             146,646          190,053           233,447           254,612          275,799         296,986
         500,000             161,448          209,791           258,120           281,749          305,403         329,057
         550,000             176,250          229,529           282,792           308,886          335,007         361,128
         600,000             191,052          249,267           307,465           336,023          364,611         393,199
         650,000             205,854          269,005           332,137           363,160          394,215         425,270
         700,000             220,656          288,743           356,810           390,297          423,819         457,341
         750,000             235,458          308,481           381,482           417,434          453,423         489,412
---------------------------------------------------------------------------------------------------------------------------


         *Benefit shown is subject to limitations fixed by the Secretary of the Treasury pursuant to Section 415 of the Internal Revenue Code of 1986, as amended. The limitation is $130,000 for 1999 or 100 percent of the employee's average income in his three highest paid years, whichever is less. However, a benefit as high as $136,425 could be accrued prior to 1983 and such higher benefit may be paid to the employee who attained that level prior to 1983.

Our Pension Plan is integrated with social security under an "offset" formula, applicable to all participants. Retirement benefits are based upon a participant's average base salary for the highest 60 consecutive months of the last 120 months of service (Covered Compensation), service, and social security benefits. Benefits are normally payable in monthly installments after age 65. The normal form of benefit payment for a married participant is a qualified joint and survivor annuity with the surviving spouse receiving for life 50 percent of the monthly amount the participant received. The normal form of benefit payment for an unmarried participant is an annuity payable for life and 10 years certain. For purposes of the plan, "compensation" is defined as the total cash remuneration reportable on the employee's IRS form W-2, plus pre-tax contributions under the Savings Plan and employee contributions under the Flexible Benefits Plan, excluding bonuses, commissions, and incentive and contingent compensation. Our Pension Restoration Plan is an unfunded plan covering employees in the highest salary grades, including Messrs. Horn, Glass and Kelley, whose benefits under the Pension Plan have been limited under Tax Code Section 415, as described in the note to the Pension Table, and Tax Code
Section 401(a)(17), which limits compensation to $160,000 for purposes of certain benefit calculations. "Compensation" is defined in the same manner as it is for purposes of the Pension Plan. Under the Pension Restoration Plan participants receive the difference between the monthly pension payable, if tax code limitations did not apply, and the actual pension payable. The estimated credited years of service and the compensation covered by the plans for each of the individuals named in the Summary Compensation Table are as follows: Mr. Horn, 36 ($566,598); Mr. Glass, 26 ($341,100); Mr. Kelley, 30 ($343,615); Mr.
Thomas, 10 ($153,407); Mr. Lewis, 39 ($214,355); and Ms. Bies, 20 ($182,945).

    Employment Contracts and Termination of Employment and Change-in-Control
                                  Arrangements

We have contracts with 52 officers, including each of the named executive officers, which may be terminated upon three years' prior notice. These contracts provide generally for a payment (which, for the named executive officers, is equal to three times annual base salary plus annual target bonus) in the event of a termination of the officer's employment by us other than "for cause" or by the employee for "good reason" (as such terms are defined in the contracts) within 36 months after a "Change-in-Control" or the officer's termination of employment for any reason (other than "cause") during the 30-day period commencing one year after a Change-in-Control. The contracts provide generally for an excise tax gross-up with respect to any taxes incurred under Internal Revenue Code Section 4999 following a Change-in-Control and for three years continued welfare benefits. The term "Change-in-Control" is defined to include:

         - a merger or other business combination, unless (i) more than 50 percent of the voting power of the corporation resulting from the business combination is represented by our voting securities outstanding immediately prior thereto, (ii) no person or other entity beneficially owns 20 percent or more of the resulting corporation, and (iii) at least a majority of the members of the board of directors of the resulting corporation were our directors at the time of board approval of the business combination (solely for purposes of the severance contracts, but not for purposes of their 30-day termination period, the "50 percent" test in clause (i) is changed to "60 percent", and the "majority of the board" test in clause (iii) is changed to "two-thirds of the board"),

         - the acquisition by a person or other entity of 20 percent or more of our outstanding voting stock,

         -        a change in a majority of the Board of Directors, or

         - shareholder approval of a plan of complete liquidation or a sale of substantially all of our assets.

A Change-in-Control has the following effect on certain benefit plans in which the named executive officers participate:

         - Target annual bonuses are prorated through the date of the Change-in-Control and paid.

         - Restricted stock, restricted stock units, phantom stock units and unvested stock options vest.

         - Under our Pension Restoration Plan, a lump sum payout is made to participants of the present value, using a discount rate of
                  4.2 percent, of the participant's scheduled projected benefits, assuming periodic distributions of the participant's accrued benefit in the normal form under the plan, actuarially adjusted according to a formula for the participant's age at the time of the Change-in-Control.

         - Excess funding in the Pension Plan is allocated, according to a formula, to participants and retirees.

         - Deferred compensation under individual deferral agreements which accrue interest based on the 10-year Treasury rate and certain other benefits are paid over to previously established rabbi trusts. Funds in such trusts will remain available for the benefit of our general creditors prior to distribution.

         - Our Survivor Benefits Plan generally cannot be amended to reduce benefits.

         - Under the Directors and Executives Deferred Compensation Plan, a lump sum payout is made to participating employees and certain terminated employees of the present value, using a discount rate of 4.2 percent, of the participant's scheduled projected distributions, assuming employment through normal retirement date and continued interest accruals at above-market rates, described in the "Compensation of Directors" section below.

The Human Resources Committee approved the following for Mr. Lewis, an executive officer who retired in October of 1999 after 38 years of service: an early retirement supplement of approximately $94,000 annually for four years, an excise tax gross-up in the event of a change-in-control to the extent Mr. Lewis incurs an excise tax, and as permitted by the plans for early retirees, continued accrual of interest at the above-market rate under the Directors and Executive Deferred Compensation Plan, early vesting of restricted stock, and a survivor income benefit of two times salary under the Survivor Benefits Plan. Mr. Lewis entered into a covenant not to compete in connection with these benefits.

           Compensation Committee Interlocks and Insider Participation

Messrs. Cantu, Martin, Rose, and Sansom and Mrs. Palmer, all of whom are non-employee directors, served as members of the Board of Directors Human Resources Committee ("Committee"), which is our compensation committee, during all or a portion of 1999. No interlocking relationships existed with respect to any of the members of the Committee. Mr. Horn, Chairman, President and CEO of First Tennessee, was, however, during 1999, Chairman of the compensation committee of Mid-America Apartment Communities, Inc., of which Mr. Cates, a director of First Tennessee, is Chairman and CEO.

                 Certain Relationships and Related Transactions

Our banking subsidiaries have had banking transactions in the ordinary course of business with our executive officers, directors, nominees, and their associates which are reported in a note to our financial statements, and they expect to have such transactions in the future. Such transactions, which at December 31, 1999, amounted to 5.5 percent of our shareholders' equity, have been on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others and have not involved more than normal risk of collectibility or presented other unfavorable features.

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings by reference, including this proxy statement, in whole or in part, the following Board Compensation Committee Report on Executive Compensation and the Total Shareholder Return Performance Graph shall not be incorporated by reference into any such filings.

          Board Compensation Committee Report on Executive Compensation

Our Bylaws require the Board of Directors or a Board committee to determine the compensation of executive officers. The Board has designated the Human Resources Committee (Committee) to perform this function. The Committee is composed entirely of independent, nonemployee directors who have no interlocking relationships with us. The Committee has set forth below its report on the compensation policies applicable to executive officers and the bases for the compensation of the Chief Executive Officer (CEO) during 1999.

Our executive compensation programs are designed to align the interests of the executive officers with our performance and the interests of our shareholders. Approximately 70 to 85 percent of the executive officers' annual compensation potential is at risk based on corporate performance and total shareholder return (defined below). Compensation programs have been designed to reward executive officers in both cash and our stock based on performance that also rewards shareholders. When corporate performance does not meet criteria established by the Committee, incentive compensation is reduced accordingly. In addition, the executive compensation program has been designed to attract and retain qualified executive officers. Executive compensation consists generally of the following components:

         -  base salary
         -  annual incentive bonus
         -  long-term incentive awards
         - deferral of compensation at above-market rates or through stock option grants
         - customary employee and other benefits typically offered to similarly situated executives

Base salary and annual bonus are based on an evaluation of the individual's position and responsibilities based on independent criteria and external market data and personal and corporate performance. The Committee does not assign a specific weight to any of the factors but places greater emphasis on corporate and personal performance in the overall mix.

Long-term incentive awards consist of restricted stock awards containing provisions for acceleration of vesting upon achievement of corporate performance criteria and stock options. It is not our practice to "reprice" stock options or to price them at less than fair market value on the date of grant. Although deferred compensation options have an exercise price of 85 percent (80 percent for options granted for the year 2000) of fair market value on the grant date, to receive the option the participant must forego the right to receive cash compensation. Under our option plans, the amount of the foregone cash compensation plus the option exercise price must equal or exceed 100 percent of fair market value. We have offered deferred compensation at above-market rates and deferrals through the use of stock options with deferrals since 1995 limited to stock options or a 10-year Treasury rate of interest. Executive officers may also defer the receipt of shares upon the exercise of stock options and defer the receipt of restricted stock prior to the lapse of restrictions.

Except for our stock fund within our 401(k) plan, other benefits provided to the executive officers are not tied to corporate performance.

The Committee reviewed external market data provided by an independent consulting firm from 13 of the highest-performing companies in the American Banker Top 50, a peer group of banking organizations against which we measure our strategic performance. We selected the highest-performing companies based generally on the following one and five-year return measures: return on assets, return on equity, earnings per share growth, and total shareholder return.

The purpose of the review was to determine compensation practices of these companies. The Committee also reviewed available compensation data on the other banking organizations in the American Banker Top 50. The compensation peer group used by the independent consulting firm did not include all of the banking organizations listed in the Total Shareholder Return Performance Graph (TSR graph) for the 1999 peer group because compensation data on every organization included in the TSR graph was not available. The median asset size of the compensation highest-performing peer group was $30.0 billion. The median asset size of the American Banker Top 50 was $54.7 billion. In actual practice the compensation of executive officers approximates the median of the compensation highest-performing peer group. We do not, however, have a specific policy that mandates how our compensation practices will compare to the peer group.

All compensation paid to executive officers during 1999 is fully deductible on our corporate federal income tax return. Section 162(m) of the Tax Code generally disallows a tax deduction to public companies, including us, for compensation exceeding $1 million paid during the year to the CEO and the four other highest paid executive officers at year end. Certain performance-based compensation is not, however, subject to the deduction limit. Under Tax Code regulations the salary and TARSAP (defined below) portions of compensation do not meet the performance-based compensation criteria of Section 162(m). The restricted stock plan permits deferral by participants of the receipt of restricted stock prior to the lapse of restrictions. Any such deferral does not represent compensation paid during the year, and thus, is not currently subject to the Section 162(m) limitation. The Committee's practice is to continue to consider ways to maximize the deductibility of executive compensation while retaining the discretion deemed necessary to compensate executive officers in a manner commensurate with performance and the competitive market of executive talent.

                           (i) The CEO's Compensation

Base Salary: The Committee establishes the CEO's base salary annually based on corporate performance, achievement of objectives in his individualized written personal plan, and competitive practices within the industry.

The CEO develops his personal plan and submits it to the Committee for review and recommendation. The Board of Directors approves the plan, which generally contains strategic, quality and financial goals. A salary increase of 14.8 percent for Mr. Horn was approved in February of 1999 based on achievement of 1998 corporate return on common equity (ROE) objectives, Bank return on assets
(ROA) objectives, earnings per share (EPS) growth objectives, personal plan objectives, and competitive practices. Although no specific weight is assigned to these factors, the Committee places greater emphasis on corporate and personal performance than on competitive practices within the industry. Base salary is intended to represent approximately 15 percent to 20 percent (compared to 25 percent in 1998) of the CEO's total compensation potential.

Annual Bonus: The CEO's annual bonus is based entirely on our corporate performance against financial objectives established by the Committee at the beginning of each year. The financial objectives for 1999 were based on ROE and EPS. The CEO may be awarded an annual bonus of a maximum of 125 percent (increased in January of 1999 from 75 percent in 1998) of his salary dollars earned during the year. The degree of our success in reaching the corporate targets determines a payout of zero percent to 100 percent of the CEO's annual bonus potential. Management discussed with the Committee a possible revision of 1999 earnings resulting from a change in accounting treatment of two fourth quarter transactions related to mortgage loans held for sale at FT Mortgage Companies. After considering the possible revision of 1999 earnings as a result of a change in accounting treatment and the timing of these events, the Committee determined that annual bonuses for 1999 would be paid based on 1999 performance as originally reported, as per the authority granted to the Committee under the plan. This corporate performance resulted in a payout of
81.4 percent of the maximum (less the 25 percent reduction described in the following sentences) to the CEO for 1999. Adjustments, if any, as a result of revisions to 1999 earnings will be considered by the Committee in its review of performance for the year 2000 annual bonuses. At its October 1999 meeting, the Committee amended the annual bonus plan in which executive officers, including the CEO, participate to reduce the amount paid in cash by approximately 25 percent for the 1999, 2000 and 2001 plan years and to grant stock options to the executive officers in an amount that was based on a multiple of the estimated 1999 bonus reduction. The Committee made these changes to further align the interests of the officers with the interests of our shareholders.

Long-term Awards: The CEO's long-term incentive compensation consists of restricted stock and stock options.

Our restricted stock program includes performance criteria as a condition to early vesting of awards to executive officers. The objective of this time accelerated restricted stock award plan (TARSAP) feature is to associate more closely the long-term compensation of executive officers with shareholder interests. Under the TARSAP feature restricted stock is granted with accelerated vesting if performance criteria established by the Committee are met with respect to specified performance periods. Performance periods are for three years and overlap: e.g., 1997-1999, 1998-2000, 1999-2001. Performance criteria have always been based, for all participants, including the CEO, on total shareholder return (appreciation in the market value of our stock with dividends reinvested-TSR) targets established at the beginning of each performance period. Targets are based on our percentile ranking in a peer group (the "100-bank peer group") of approximately the 100 largest banking organizations by asset size traded on U.S. exchanges, including the NASDAQ Stock Market's National Market System, with the condition that TSR must be a positive number. The 100-bank peer group is different from the peer group used to compare shareholder returns. The 100-bank peer group was originally selected in 1990, prior to the adoption of SEC rules requiring disclosure of a shareholder return performance graph, because the Committee believed that it was an appropriate index with which to associate more closely long-term compensation of executives with shareholder interests. The restricted stock program which contains the 100-bank peer group has produced the desired results, and thus, the Committee has continued to use it for the restricted stock program. In January of 2000, the Committee approved vesting the TARSAP shares for the 1997-1999 performance period. The Committee's decision was based on a TSR for the period January 1, 1997, through December 31, 1999, of 62 percent, which exceeded the target and ranked us in the top 34 percent of the peer group. The restrictions on these shares, which were originally scheduled to lapse on April 21, 2000, were accelerated to February 25, 2000, to coincide with the date anticipated for approval of executive officer annual bonuses. In addition to the TSR targets, the Committee adopted alternative criteria for the accelerated vesting of TARSAP awards made in 1996 and future years based upon our percentile ranking within the 100-bank peer group with respect to operating EPS growth rate (or exceeding a minimum operating EPS growth rate) and average operating ROE, with the condition that TSR must be a positive number.

In addition to performance-based restricted stock awards, the Committee generally awards stock options to executive officers, including the CEO, as a part of a broad-based stock option program under which awards are made to all of our employees, both full-time and part-time. The CEO's option award (which is disclosed in the "Option/SAR Grants in Last Fiscal Year Table") was based on an estimated value of the option which in combination with the restricted stock award provides the basis for a competitive long-term incentive package. Because the value of the option to the CEO is a function of the price growth of our stock, the amount realized by the CEO is tied directly to increases in shareholder value. In addition, the option grant contained a performance-based, accelerated vesting feature, which is described in part (ii) of this report.

Other Benefits: The CEO's compensation reported in the Summary Compensation Table also includes accrual of above-market rates of interest on compensation deferred prior to 1996 and the cost of insurance to fund a supplemental retirement plan and life insurance benefit, which are not directly based on corporate performance. Above-market rates are accrued for deferred compensation of the CEO and other named executive officers to retain key officers. Generally, the plan under which this benefit is offered requires that the amount deferred be automatically recalculated at market rates if termination occurs prior to retirement.

                    (ii) Other Executive Officer Compensation

Base Salary: The CEO recommends and the Committee approves the base salary for executive officers other than the CEO. Recommendations are generally based on corporate performance (as measured by financial, quality and strategic objectives), individual overall performance during the prior year, and competitiveness in the market place. Corporate performance objectives for 1998, which were achieved, were the same for executive officers as the CEO: corporate ROE, Bank ROA objectives, and EPS growth objectives. It is our policy to maintain a competitive salary commensurate with the duties and responsibilities of the executive officers. Salary is intended to represent approximately 25 percent (compared to 40 percent in 1998) of an executive officer's potential annual compensation.

Annual Bonus: Executive officers' annual bonus is based on achievement of corporate financial objectives and performance against personal objectives for the year, which are recorded in individualized written personal plans. Individual objectives must include financial, quality and strategic goals. The degree of completion of goals determines the award. Financial objectives for 1999 were based on ROE and EPS. Although Mr. Horn has an individualized personal plan, his annual bonus is based entirely on corporate financial performance as described above for the CEO, and the Chief Credit Officer's annual bonus is based solely on his individualized personal plan. The maximum annual bonus of executive officers other than the CEO is between 45 percent and 100 percent (increased for the Financial Services Presidents in January of 1999 and for the other executive officers in February of 1999 from 45 to 60 percent in 1998) of salary dollars during the year, based on salary grade. As stated above, the CEO's annual bonus for 1999 was based on 81.4 percent achievement of corporate financial objectives. Annual bonuses for the Financial Services Presidents were based on the same financial objectives, but were adjusted downward for individual personal plan performance. Annual bonuses for the other executive officers, except the Chief Credit Officer, were also based on ROE and EPS, but the financial objectives were different and resulted in 93.2 percent achievement of corporate financial objectives, adjusted in each case downward to the extent individual personal plan performance was less than 100 percent.

Long-term Awards: The executive officers named in the Summary Compensation Table and all but one of the other executive officers participate in the TARSAP program described above with respect to the CEO. The performance criteria are identical. The number of shares awarded for a three-year performance period is generally 50 percent of the participant's salary grade mid-point, based on market value of the shares at the time of the award. We do not provide a federal income tax gross-up to executive officers at the vesting of restricted stock.

In addition to performance-based restricted stock awards, the Committee generally awards stock options annually on our stock to executive officers, including the CEO, as a part of the option program discussed in part (i) of this report. The number of shares awarded to executive officers is equal to a percentage of salary (ranging from 100 percent to 200 percent depending on salary grade, with 200 percent used for the CEO) divided by the market value (or for the CEO and the Financial Services Presidents, the Black-Scholes value) of one share of our stock at the time of grant (except for the March 1, 2000, grant discussed below). Executive officers may also be awarded shares in addition to those calculated as a percent of salary if in the opinion of the Committee additional shares are required to ensure a competitive compensation opportunity. The exercise price is the market value at the time of grant. Options are awarded based on personal performance and to encourage future performance as well as for retention purposes (with a ten-year term and vesting at 50 percent after four years and 100 percent after five years). The April 1999 grant's exercise price is $40.13. This grant contains a provision for accelerated vesting if the closing market price per share equals at least $54.88 for five consecutive days in the three years following the grant or at the end of the three year period. Options are not granted based on prior corporate performance; except for the March 1, 2000, grants made to the CEO and the Financial Services Presidents, which are based in part on prior corporate performance. At its meeting on February 25, 2000, after considering the possibility of a press release related to the earnings outlook for 2000, the Committee determined it appropriate to follow its normal procedure of pricing options after market absorption of information in a press release, but determined to reduce the number of shares subject to options granted. As a result, for the March 1st grant, the Committee based the number of shares awarded on the February 25th market value (or for the CEO and Financial Services Presidents, Black-Scholes value) and based the exercise price on the March 1st market value.

As described above for executive officers and the CEO, bonus plans for all employees above a specified salary grade were amended to reduce amounts paid in cash by approximately 25 percent for plan years 1999, 2000, and 2001, and the Committee awarded options to this population at its October 1999 meeting in an amount based on a multiple of the estimated 1999 bonus reduction.

Other Benefits: We have adopted certain broad-based employee benefit plans in which executive officers participate and certain other retirement, life and health insurance plans and we provide customary personal benefits. Except for our stock fund within our 401(k) plan, the benefits under these plans are not tied to corporate performance. The executive officers named in the Summary Compensation Table participate in the other benefits described above with respect to the CEO.

                                           Human Resources Committee

                                                Vicki R. Palmer, Chairperson
                                                Carlos H. Cantu
                                                R. Brad Martin
                                                Michael D. Rose

The following graph compares the yearly percentage change in our cumulative total shareholder return with returns based on the Standard and Poor's 500 index and a peer group index, which is described below and in a footnote to the graph. It should be noted that the "total shareholder return" reflected in the graph is not comparable to the "total shareholder return" described in the Compensation Committee Report because the former has a different measurement period and it has been adjusted and weighted for the market capitalization of the companies in the peer group, as required by SEC regulations. Our peer group consists of the American Banker Top 50 banking organizations (excluding First Tennessee) as measured by market capitalization as of the end of the most recent fiscal year.

                   Total Shareholder Return Performance Graph


                     1994       1995      1996      1997      1998      1999
-----------------------------------------------------------------------------
First Tennessee     $ 100       $154      $198      $360      $419      $322

S&P 500               100        137       169       225       289       350

1999 Peer Group       100        156       214       330       358       349
-----------------------------------------------------------------------------


The graph assumes $100 is invested on December 31, 1994, and dividends are reinvested. Returns are market-capitalization weighted.

The 1999 peer group consists of the following: AmSouth Bancorporation, Associated Banc Corp, BankWest Corporation, Banc One Corporation, BankAmerica Corporation, Bank of New York Co., Inc., Branch Banking and Trust Company, Charter One Financial, Inc., Chase Manhattan Corporation, Citigroup Inc., Comerica Incorporated, Commerce Bancshares, Inc., Compass Bancshares, Inc., Fifth Third Bancorp, First Virginia Banks, Inc., Firstar Corp, First Security Corporation [DE], First Union Corporation, First Merit Corp, Fleet Boston Financial Corp., Hibernia Corporation, Huntington Bancshares Incorporated, J.P. Morgan & Co., KeyCorp, M & T Bank Corporation, Marshall & Ilsley Corporation, Mellon Financial Corporation, Mercantile Bankshares Corporation, National City Corporation, National Commerce Bancorp, North Fork Bancorporation, Northern Trust Corporation, Old Kent Financial Corporation, PNC Bank Corp, Popular Inc., Regions Financial Corp, Republic New York Corp, SouthTrust Corporation, State Street Corporation, Summit Bancorp, SunTrust Banks, Inc., Synovus Financial Corporation, TCF Financial Corp, UnionBanCal Corporation, Union Planters Corporation, U.S. Bancorp [DE], Wachovia Corporation, Wells Fargo & Company, and Zions Bancorporation.

                            Compensation of Directors

During 1999, each nonemployee director was paid a retainer quarterly at an annual rate of $22,000 plus a fee of $1,000 for each day of each Board and each committee meeting attended. The chairpersons of the Audit and Human Resources Committees were paid monthly an additional retainer at an annual rate of $3,000 each. Our practice is to hold Board and committee meetings jointly with the Bank's Board and committees. All of our directors are also directors of the Bank. Directors are not separately compensated for Bank Board or committee meetings except for those infrequent meetings that do not occur jointly. Directors who are officers are not separately compensated for their services as directors. Under the terms of our 1992 Restricted Stock Incentive Plan, which was approved by the shareholders, all nonemployee directors received an automatic, nondiscretionary award of 6,000 shares (adjusted for stock splits) of restricted stock on May 1, 1992, and all new nonemployee directors will receive such award upon election to the Board. Restrictions lapse at the rate of 10 percent annually. Such shares are forfeited if the director terminates for any reason other than death, disability, retirement, or the acquisition by a person of 20 percent of the voting power of our stock. Upon termination for any of the four listed reasons, all shares vest. Directors may elect to defer their retainers and fees. Under the Non-Employee Directors' Deferred Compensation Stock Option Plan, all non-employee directors elected to receive stock options in lieu of fees through 1999. The exercise price per share is 85 percent of fair market value of one share of our common stock on the date of grant, and the number of shares subject to option granted equals the amount of fees deferred divided by 15 percent of the fair market value of one share on the date of grant. The 2000 Non-Employee Directors' Deferred Compensation Plan (the 2000 Director Plan) has been proposed for shareholder approval to replace the existing plan, which terminated December 31, 1999, except for options outstanding at that time. For a description of the terms of the 2000 Director Plan, see Vote Item No. 2. Under the Directors and Executives Deferred Compensation Plan, not offered with respect to compensation earned since 1995, under which up to six annual deferrals may be elected, amounts deferred accrue interest at rates ranging from 17-22 percent annually, based on age at the time of deferral, with a reduction to a guaranteed rate based on 10-year Treasury obligations if a participant terminates prior to a change-in-control for a reason other than death, disability or retirement. Interim distributions in an amount between 85 percent and 100 percent of the amount originally deferred are made in the eighth through the eleventh years following the year of deferral, with the amount remaining in a participant's account and accrued interest generally paid monthly over the 15 years following retirement at age 65. Certain restrictions and limitations apply on payments and distributions. Under other deferral agreements, nonemployee directors have deferred and may defer amounts which generally accrue interest at a rate tied to 10-year Treasury obligations.

             Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (Exchange Act) requires our directors and officers to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and to furnish us with copies of all forms filed.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the past fiscal year all Section 16(a) filing requirements applicable to our officers and directors were complied with.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

A COPY OF OUR ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, WHICH IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS AVAILABLE FREE OF CHARGE TO EACH SHAREHOLDER OF RECORD UPON WRITTEN REQUEST TO THE TREASURER, FIRST TENNESSEE NATIONAL CORPORATION, P. O. BOX 84, MEMPHIS, TENNESSEE, 38101. Each such written request must set forth a good faith representation that as of the record date specified in the notice of annual shareholders' meeting the person making the request was a beneficial owner of a security entitled to vote at the annual meeting of shareholders.

The exhibits to the Annual Report on Form 10-K will also be supplied upon written request to the Treasurer and payment to us of the cost of furnishing the requested exhibit or exhibits. A document containing a list of each exhibit to Form 10-K, as well as a brief description and the cost of furnishing each such exhibit, will accompany the Annual Report on Form 10-K.

BY ORDER OF THE
BOARD OF DIRECTORS


/s/ Lenore S. Creson


Corporate Secretary
March 24, 2000

                                                                     Exhibit A



                      FIRST TENNESSEE NATIONAL CORPORATION
                      2000 NON-EMPLOYEE DIRECTORS' DEFERRED
                         COMPENSATION STOCK OPTION PLAN
                               (ADOPTED 10-20-99)

1. PURPOSE. The 2000 Non-Employee Directors' Deferred Compensation Stock Option plan of the First Tennessee National Corporation has been adopted to advance the interests of shareholders by encouraging non-employee members of the Board of Directors to acquire proprietary interests in the Company in the form of Stock Options granted in lieu of Retainer/Fees that otherwise would have been paid in cash for serving on the Board of Directors or any committee thereof.

2. DEFINITIONS. As used in the Plan, the following terms shall have the respective meanings set forth below:

         (a) "Board" means the Board of Directors of the Company.

         (b) "Common Stock" means the common stock, par value $0.625 per share (appropriately adjusted for subsequent stock splits), of the Company.

         (c) "Company" means the First Tennessee National Corporation, a corporation established under the laws of the State of Tennessee.

         (d) "Deferred Compensation Stock Option" or "Stock Option" means a right granted at the election of a Non-Employee Director pursuant to Section 6.

         (e) "Disability" means total and permanent disability, which if the Participant were an employee of the Company, would be treated as a total and permanent disability under the terms of the Company's long-term disability plan for employees, as may be in effect from time to time.

         (f) "Early Retirement" means retirement from Board service after the age of 55 with 120 or more full months of aggregate Board service.

         (g) "Fair Market Value" means the average of the high and low sales prices at which shares of Common Stock are traded, as publicly reported by the Wall Street Journal, on the applicable date or, if there were no sales of Common Stock reported for such date, the last prior date for which a sale is reported.

         (h) "Grant Date" means the applicable date, as specified in Section 7, on which a Stock Option is granted to a Non-Employee Director by reason of an election made pursuant to Section 6.

         (i) "Non-Employee Director" means a member of the Board who is not an employee of the Company or any subsidiary or affiliate of the Company at the time such person elects to receive Retainer/Fees in the form of Stock Options.

         (j) "Normal Retirement" means the date at which any Non-Employee Director is no longer qualified to serve on the Board based on the then-current retirement age policy contained in the Company's by-laws or, if not in the by-laws, as adopted by the Board.

         (k) "Participant" means a person who has received one or more Stock Options or the legal representative, heir or estate of such person.

         (l) "Plan" means the 2000 Non-Employee Directors' Deferred Compensation Stock Option Plan.

         (m) "Retainer/Fees" means the retainer and meeting attendance fees payable to a Non-Employee Director for service as member of the Board and/or member of any committee of the Board.

         (n) "1934 Act" means the Securities Exchange Act of 1934, as amended from time to time.

3. EFFECTIVE DATE. The Plan shall be effective on the date it is approved by the shareholders of the Company and shall remain in effect through the last Grant Date occurring with respect to calendar year 2004, unless the Plan is terminated by the Board earlier than such date subject to the provisions of Section 11. If shareholder approval is not obtained by June 30, 2000, the Plan shall be nullified and all elections to receive Stock Options shall be rescinded and all Non-Employee Directors shall receive cash equal to all Retainer/Fees that had been the subject of an election hereunder. Upon termination of the Plan, the applicable terms of the Plan shall continue to apply to all Stock Options which are outstanding on the date the Plan is terminated and to any Stock Options which are granted subsequent to such date pursuant to Section 11.

4. PLAN OPERATION. The Plan is intended to meet the requirements of a "formula plan" for purposes of Rule 16b-3 under the 1934 Act as currently applicable to the Plan and accordingly is intended to be self-governing. To this end the Plan is expected to require no discretionary action by any administrative body except as contemplated by Section 5(b). However, should any questions of interpretation arise, they shall be resolved by the Human Resources Committee of the Board or such other Committee as the Board may from time to time designate. The Plan shall be interpreted to comply with Rule 16b-3 under the 1934 Act, as then applicable to the Company's employee benefit plans, and any action under this Plan that would be inconsistent with the requirements of Rule 16b-3 as then applicable shall be null and void.

5.       COMMON STOCK AVAILABLE FOR STOCK OPTIONS.

         (a) A maximum of 400,000 shares of Common Stock may be issued upon the exercise of Stock Options granted under the Plan. Shares of Common Stock shall not be deemed issued until the applicable Stock Option has been exercised and, accordingly, any shares of Common Stock represented by Stock Options which expire unexercised or which are canceled shall remain available for issuance under the Plan. For purposes of computing the maximum number of shares that may be issued under the Plan, if shares are tendered in payment of all or portion of the exercise price, then the number of shares issued in connection with such exercise is the number of shares subject to option that was exercised, net of the number tendered in payment.

         (b) Any increase in the number of outstanding shares of Common Stock occurring through stock splits or stock dividends after the adoption of the Plan shall be reflected proportionately in an increase in the aggregate number of shares then available for the grant of Stock Options under the Plan, or becoming available through the termination or forfeiture of Stock Options previously granted but unexercised and in the number subject to Stock Options then outstanding, and a proportionate reduction shall be made in the per-share exercise price as to any outstanding Stock Options or portions thereof not yet exercised. Any fractional shares resulting from such adjustments shall be eliminated. If changes in capitalization other than those considered above shall occur, the Board, as it deems appropriate to preserve Participant's benefits and to meet the intent of the Plan, may make equitable adjustments to the number of shares available under the Plan and covered by outstanding Stock Options and to the exercise prices of outstanding Stock Options in the event of any change in capitalization or similar action affecting Common Stock. Such actions may include, but are not limited to, any combination or exchange of shares, merger, consolidation, recapitalization, spin-off or other distribution (other than normal cash dividends) of Company assets to shareholders, or any other change affecting the Common Stock.

6. ELECTIONS TO RECEIVE STOCK OPTIONS. Each Non-Employee may make a one-time irrevocable election to receive Stock Options under the Plan, provided that such election conforms to the following:

       (a) Each Non-Employee Director serving as of October 20, 1999, must make his or her election under the Plan no later than December 31, 1999. Such election, if any, shall be applicable to Retainer/Fees otherwise payable to such Non-Employee Director for service from January 1, 2000 through December 31, 2004, subject to the requirements of
           Section 9.

       (b) Each Non-Employee Director who is newly appointed or elected to the Board after October 20, 1999, must make his or her election, if any, under the Plan no later than 30 days following the commencement of such person's Board service. Such election, if any, shall be applicable to Retainer/Fees earned by such Non-Employee Director from the date of such election (but not before January 1, 2000) through December 31, 2004, subject to the requirements of Section 9. The above notwithstanding, no election under the Plan shall be permitted after June 30, 2004.

       (c) In making an irrevocable election to receive Retainer/Fees in the form of Stock Options, the Non-Employee Director must designate that the election is for all or a specified portion of the Retainer/Fees payable to him or her through December 31, 2004.

7.     EFFECTIVE GRANT DATES.

       (a) The Grant Dates for Stock Options granted pursuant to an election covered by Section 6(a) made by a Non-Employee Director serving on the Board as of October 20, 1999, for each of the calendar years such election is in effect shall be the first business day of July of such calendar year and the first business day of January of the following calendar year.

       (b) The Grant Dates for Stock Options granted pursuant to an election covered by Section 6(b) made by a Non-Employee Director elected or appointed to the Board after October 20, 1999, shall be:

                (i) For the initial Stock Option granted, the earliest calendar date specified by Section 7(a) to occur after such election, or, if then required by Rule 16b-3 under the 1934 Act as then applicable to the Plan, the first business day following the last day of the second full calendar quarter of Board service after an election pursuant to Section 6 has been made.

                (ii) For all Stock Options granted subsequent to the initial Stock Option, for each of the calendar years such election is in effect the first business day of each subsequent July of such calendar year and each subsequent January of the following calendar year.

8. STOCK OPTION GRANTS. Stock Options granted under the Plan shall have the following terms and conditions:

       (a) Each Stock Option shall have a per share exercise price equal to 80% of the Fair Market Value on the Grant Date.

       (b) Each Stock Option shall cover the number of shares represented by "A" in the following formula:

                                 A = B/C, where

           B = Amount of Retainer/Fees Earned
           C = 20% of Fair Market Value of one share of Common Stock on the
               Grant Date.

           If the number of Common Shares resulting from this calculation is not a whole number, the amount will be rounded up to the next whole number. The "Amount of Retainer/Fees Earned" for purposes of this calculation shall be such amount as was payable to the Participant since the prior applicable Grant Date or since January 1, 2000, in the case of an election pursuant to Section 6(a), or the date of the election (but not before January 1, 2000) in the case of an election pursuant to Section 6(b).

       (c) Each Stock Option shall expire on the twentieth anniversary of its Grant Date, subject to earlier or later expiration in accordance with
           Section 9.

       (d) Each Stock Option shall be immediately exercisable upon grant, except, however, that the Board may postpone the exercise of a Stock Option during such period of time that is deemed reasonably necessary to prevent any acts or omissions that the Board reasonably believes could result in the violation of any state or federal law.

9.     TERMINATION OF BOARD SERVICE.

       (a) If a Non-Employee Director terminates Board service for any reason (or becomes an employee of the Company) prior to a Grant Date upon which he or she would otherwise receive a Stock Option under the Plan, no future Stock Options shall be granted to him or her and any Retainer/Fees that have been earned, but which were to be paid in the form of a Stock Option will be paid in cash instead.

       (b) If a Participant terminates Board service with less than 120 full months of aggregate Board service or prior to Normal or Early Retirement for any reason other than death or Disability, all outstanding Stock Options held by such Participant shall expire on the first anniversary of such person's termination of Board service.

       (c) If a Participant terminates Board service due to death, Disability or because of Normal or Early Retirement, each outstanding Stock Option held by such Participant shall terminate at the earlier of the fifth anniversary of such Participant's termination of Board service or the end of the term of the Stock Option.

       (d) The above notwithstanding, any Stock Option held by a Participant at the time of the Participant's death shall expire on the later of the date provided for by Section 9(b) or 9(c), or the first anniversary of the Participant's death.

10. EXERCISE PAYMENT. A Stock Option, or portion thereof, may be exercised by written notice of the exercise delivered to the Human Resources Committee of the Board, or its designee, accompanied by payment of the exercise price. Such payment may be made by cash, personal check or Common Stock already owned by the Participant, valued at the Fair Market Value on the date of exercise, or a combination of such payment methods. As soon as practicable after notice of exercise and receipt of full payment for shares of Common Stock being acquired, the Company shall deliver a certificate to the Participant representing the Common Stock purchased through the Stock Option.

11. TERMINATION, SUSPENSION AND AMENDMENT OF THE PLAN. The Board may at any time terminate, suspend or amend the Plan, except that the Plan may not be amended in any manner which knowingly would: (a) cause the Plan not to comply with Rule 16b-3 under the 1934 Act as then applicable to the Company's employee benefit plans; (b) cause Participants not to be deemed "non-employee directors" for purposes of Rule 16b-3 under the 1934 Act as then applicable to the Company's employee benefits plans; or (c) adversely affect a Participant's rights under the Plan, without the consent of the Participant. If the Plan is terminated or suspended prior to December 31, 2004, any Retainer/Fees which have been earned but not paid as of the effective date of termination of the Plan and which are the subject of an election pursuant to Section 6, will be delivered in the form of Stock Options on the appropriate Grant Date, notwithstanding that such date is subsequent to the date the Plan has otherwise been terminated or suspended.

12.     RELOAD OPTION GRANTS.

        (a) Reload Grants. Automatically upon the compliance by the Participant with the following, the Participant will receive an additional option (a "Reload Option") at the time and subject to the terms and conditions described in this Section 12(a):

                1. The Participant must exercise a Stock Option, using the attestation method of exercise to pay all or a portion of the exercise price of the Stock Option. Under the "attestation method" the Participant or other person who holds legal title to Shares of Common Stock beneficially owned by the Participant attests to the ownership of a sufficient amount of shares of Common Stock to pay all or a portion of the exercise price of the Stock Option without actually tendering such shares, and as a result the Company issues to the Participant (or defers delivery of) that number of shares equal to the number of shares subject to Stock Option or Reload Option being exercised net of the shares attested to.

                2. The Participant must not have previously received the grant of a Reload Option in connection with the exercise of a portion of the Stock Option.

                3. The Participant must be a current Director of the Corporation at the time of the exercise of the Stock Option.

                4. There must be at least one year remaining in the term of the Stock Option at the time of its exercise.

                5. The Reload Option will be granted on and as of the time and date of the valid exercise of the Stock Option by the Participant.

                6. The exercise price per share of the Reload Option will be the Fair Market Value of one share of Common Stock on the date of exercise of Stock Option.

                7. The number of shares of Common Stock with respect to which the Reload Option will be granted will be equal to the number of shares attested to by the Participant in payment in all or a portion of the exercise price of the Stock Option.

                8. The Reload Option will be exercisable during a term commencing at the time of the valid exercise of the Stock Option and ending on the same date at the same time as the original term of the Stock Option ends.

                9. No Reload Option will be granted upon the exercise of a Reload Option.

               10. A Participant who has received more than one Stock Option and who otherwise complies with this Section 12(a) will receive a Reload Option with respect to each such Stock Option.

               11. The sale or other transfer of certain of the shares received upon the exercise of a Reload Option will be restricted, as follows:

                         (i) No restriction will apply to the shares received upon the exercise of a Reload Option if the Reload Option was granted in connection with the exercise of an option in which the Participant elected to defer receipt of shares.

                         (ii) Subject to (v), the restriction will apply to that number of shares received upon the exercise of a Reload Option equal to the product of x times y times z divided by w, where "x" is the number of shares received upon the exercise of the Reload Option, "y" is .50, "z" is the difference between the fair market value of one share at the time of exercise minus the exercise price of one share, and "w" is the fair market value of one share at the time of exercise.

                         (iii) The restriction period will last until the earliest to occur of the following: five years following the exercise of the Reload Option, death, disability, Normal Retirement, Early Retirement, a change in control as defined in the Company's 1997 Employee Stock Option Plan or termination of service as a director for any reason.

                         (iv) During the restriction period the Participant cannot sell or otherwise transfer the shares, and the shares either will be legended accordingly or will be held in book-entry form by the Company's transfer agent with appropriate limitations on transferability in place.

                         (v) In the event that the Participant determines to sell shares of Common Stock to pay the taxes associated with the exercise of a Reload Option, then 50% of the shares so sold to pay the taxes may be shares that otherwise would be restricted pursuant to the provisions hereof.

       (b) General. The term "Stock Option" as used in Sections 2(k), 3 (the last sentence), 5, 8(d), 9(b), 9(d), 10 and 12 shall be deemed to include a "Reload Option" for all purposes of such Sections.

13.     GENERAL PROVISIONS.

        (a) Stock Options shall not be transferable or assignable other than by
            (a) will or the laws of descent and distribution, or (b) to the extent permitted by Rule 16b-3 under the 1934 Act as then applicable to the Company's employee benefits plans, by gift or other transfer to any "family member" of a Non-Employee Director as the term "family member" is defined in the instructions to Form S-8 promulgated by the Securities and Exchange Commission.

        (b) Stock Options shall be evidenced by written agreements or such other appropriate documentation prescribed by the Human Resources Committee of the Board or its designee.

        (c) Neither the Plan nor the granting of Stock Options nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the Company shall retain the services of a Participant for any period of time or at any particular rate of compensation as a member of the Board. Nothing in the Plan shall in any way limit or affect the right of the Board or the shareholders of the Company to remove any Participant from the Board or otherwise terminate his or her service as a member of the Board.

        (d) The validity, construction and effect of the plan and any such actions taken under or relating to the Plan shall be determined in accordance with the laws of the State of Tennessee and applicable federal law.

                                                                      Exhibit B




                      FIRST TENNESSEE NATIONAL CORPORATION
                         2000 EMPLOYEE STOCK OPTION PLAN
                               (ADOPTED 10-20-99)

1. PURPOSE. The 2000 Employee Stock Option Plan (the Plan) of First Tennessee National Corporation and any successor thereto (the Company), is designed to enable employees of the Company and its subsidiaries to obtain a proprietary interest in the Company, and thus to share in the future success of the Company's business. Accordingly, the Plan is intended as a further means not only of attracting and retaining outstanding personnel, but also of promoting a closer identity of interest between employees and shareholders.

2. DEFINITIONS. As used in the Plan, the following terms shall have the respective meanings set forth below:

         (a) "Change in Control" means the occurrence of any one of the following events:

             (i) individuals who, on January 21, 1997, constitute the Board (the Incumbent Directors) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to January 21, 1997, whose election or nomination for election was approved by a vote of at least three-fourths (3/4) of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual elected or nominated as a director of the Company initially as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

             (ii) any "Person" (as defined under Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the Exchange
                   Act) and as used in Section 13(d) or Section 14(d) of the Exchange Act) is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities eligible to vote for the election of the Board (the "Company Voting Securities"); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a change in control by virtue of any of the following acquisitions: (A) by the Company or any entity in which the Company directly or indirectly beneficially owns more than 50% of the voting securities or interests (a "Subsidiary"), (B) by an employee stock ownership or employee benefit plan or trust sponsored or maintained by the Company or any Subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph (iii));

             (iii) the shareholders of the Company approve a merger,
                   consolidation, share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company's shareholders, whether for such transaction or the issuance of securities in the transaction (a Business Combination), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the Surviving Corporation), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the Parent Corporation), is represented by Company Voting

                   Securities that were outstanding immediately prior to the consummation of such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) were Incumbent Directors at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in
                   (A), (B) and (C) above shall be deemed to be a "Non-Qualifying Transaction"); or

             (iv) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or a sale of all or substantially all of the Company's assets.

Computations required by paragraph (iii) shall be made on and as of the date of shareholder approval and shall be based on reasonable assumptions that will result in the lowest percentage obtainable.

Notwithstanding the foregoing, a change in control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a change in control of the Company shall then occur.

         (b) "Committee" means the Stock Option Committee or any successor committee designated by the Board of Directors to administer this Plan, as provided in Section 5(a) hereof.

         (c) "Early Retirement" means termination of employment after an employee has fulfilled all service requirements for an early pension, and before his or her Normal Retirement Date, under the terms of the First Tennessee National Corporation Pension Plan, as amended from time to time.

         (d) "Quota" means the portion of the total number of shares subject to an option which the grantee of the option may purchase during the several periods of the term of the option (if the option is subject to quotas), as provided in Section 8(b) hereof.

         (e) "Retirement" means termination of employment after an employee has fulfilled all service requirements for a pension under the terms of the First Tennessee National Corporation Pension Plan, as amended from time to time.

         (f) "Subsidiary" means a subsidiary corporation as defined in Section 425 of the Internal Revenue Code.

         (g) "Successor" means the legal representative of the estate of a deceased grantee or the person or persons who shall acquire the right to exercise an option or related SAR by bequest or inheritance or by reason of the death of the grantee, as provided in Section 10 hereof.

         (h) "Term of the Option" means the period during which a particular option may be exercised, as provided in Section 8(a) hereof.

         (i) "Three months after cessation of employment" means 5:00 p.m. Memphis time on the date corresponding numerically with the date reflected in the Company's records as the effective date of termination of employment in the third month following the month in which the effective date of termination of employment occurs (or in the event that such third following month does not have a date so corresponding, then the last day of the third following month). Also, if the last day of such period is not a business day, then the period will end at 5:00 p.m. Memphis time on the last business day of such period.

         (j) "Five years after (an event occurring on day x)" and "five years from (an event occurring on day x)" means 5:00 p.m. on the date in the fifth year following the year in which day x occurred corresponding numerically with day x (or in the event that day x is February 29, then February 28 in the fifth following year). Also, if the last day of such period is not a business day, then the period will end at 5:00 p.m. Memphis time on the last business day of such period.

         (k) "Voluntary Resignation" means any termination of employment that is not involuntary and that is not the result of the employee's death, disability, early retirement or retirement.

3. EFFECTIVE DATE OF PLAN. The Plan shall become effective upon approval at a shareholder meeting by the holders of a majority of the shares of Company common stock present, or represented, at such meeting and entitled to vote on the Plan. No options may be granted under the Plan after the month and day in the year 2010 corresponding to the day before the month and day on which the Plan becomes effective. The term of options granted on or before such date may, however, extend beyond that date, but no incentive stock options may be granted which are exercisable after the expiration of ten
     (10) years after the date of the grant.

4.   SHARES SUBJECT TO THE PLAN.

         (a) The Company may grant options under the Plan authorizing the issuance of no more than 1,500,000 shares of its $0.625 par value (adjusted for any stock splits) common stock, which will be provided from shares purchased in the open market or privately or by the issuance of previously authorized but unissued shares. For purposes of computing the maximum number of shares that may be issued under the Plan, if shares are tendered in payment of all or a portion of the exercise price, then the number of shares issued in connection with such exercise is the number of shares subject to option that was exercised, net of the number tendered in payment.

         (b) Shares as to which options previously granted under this Plan shall for any reason lapse shall be restored to the total number available for grant of options.

5.   PLAN ADMINISTRATION.

         (a) The Plan shall be administered by a Stock Option Committee (the Committee) whose members shall be appointed from time to time by, and shall serve at the pleasure of, the Board of Directors of the Company. In addition, all members shall be directors and shall meet the definitional requirements for "non-employee director" (with any exceptions therein permitted) contained in the then current SEC Rule 16b-3 or any successor provision.

         (b) The Committee shall adopt such rules of procedure as it may deem proper.

         (c) The powers of the Committee shall include plenary authority to interpret the Plan, and subject to the provisions hereof, to determine the persons to whom options shall be granted, the number of shares subject to each option, the terms and term of the option, and the date on which options shall be granted.

6.   ELIGIBILITY.

         (a) Options may be granted under the Plan to employees of the Company or any subsidiary selected by the Committee. Determination by the Committee of the employees to whom options shall be granted shall be conclusive.

         (b) An individual may receive more than one option, subject, however, to the following limitations: (I) in the case of an incentive stock option (as described in Section 422A of the Internal
              Revenue Code of 1986), the aggregate fair market value (determined at the time the options are granted) of the Company's common stock with respect to which incentive stock options are exercisable for the first time during any calendar year by any individual employee (under this Plan and all other similar plans of the Company and its subsidiaries) shall not exceed $100,000, and (ii) the maximum number of shares with respect to which options are granted to an individual during the term of the Plan, as defined in Section 3 hereof, shall not exceed 1,000,000 shares. Incentive stock options granted hereunder shall be clearly identified as such at the time of grant.

7. OPTION PRICE. The option price per share to be paid by the grantee to the Company upon exercise of the option shall be determined by the Committee, but shall not be less than 100% of the fair market value of the share at the time the option is granted, nor shall the price per share be less than the par value of the share. Notwithstanding the prior sentence, the option price per share may be less than 100% of the fair market value of the share at the time the option is granted if:

         (a) The grantee of the option has entered into an agreement with the Company pursuant to which the grant of the option (which must be a non-qualified option and not an incentive stock option) is in lieu of the payment of compensation; and

         (b) The amount of such compensation when added to the cash exercise price of the option equals at least 100% of the fair market value (at the time the option is granted) of the shares subject to option.

         "Fair market value" for purposes of the Plan shall be the mean between the high and low sales prices at which shares of the Company were sold on the New York Stock Exchange on the valuation day or, if there were no sales on that day, then on the last day prior to the valuation day during which there were sales. In the event that this method of valuation is not practicable, then the Committee, in its discretion, shall establish the method by which fair market value shall be determined.

8.   TERMS OR QUOTAS OF OPTIONS:

         (a) TERM. Each option granted under the Plan shall be exercisable only during a term (the Term of the Option) commencing one year, or such other period of time (which may be less than or more than one year) as is determined to be appropriate by the Committee, after the date when the option was granted and ending (unless the option shall have terminated earlier under other provisions of the Plan) on a date to be fixed by the Committee. Notwithstanding the foregoing, each option granted under the Plan shall become exercisable in full immediately upon a Change in Control.

         (b) QUOTAS. The Committee shall have authority to grant options exercisable in full at any time during their term, or exercisable in quotas. Quotas or portions thereof not purchased in earlier periods shall be cumulated and be available for purchase in later periods. In exercising an option, the grantee may purchase less than the full quota available to him or her.

         (c) EXERCISE OF STOCK OPTIONS. Stock options shall be exercised by delivering, mailing, or transmitting to the Committee or its designee (for all purposes under the Plan, in the absence of an express designation by the Committee, the Company's Executive Vice President-Employee Services is deemed to be the Committee's designee) the following items:

              (i) A notice, in the form and by the method (which may include use of a telephone or other means of electronic communication) and at times prescribed by the Committee, specifying the number of shares to be purchased; and

              (ii) A check or money order payable to the Company for the full option price.

         In addition, the Committee in its sole discretion may determine that it is an appropriate method of payment for grantees to pay, or make partial payment of, the option price with shares of Company common stock in lieu of cash. In addition, in its sole discretion the Committee may determine that it is an appropriate method of payment for grantees to pay for any shares subject to an option by delivering a properly executed exercise notice together with irrevocable instructions (which may be by the use of a telephone or other means of electronic communication) to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the purchase price (a "cashless exercise"). To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms. The value of Company common stock surrendered in payment of the exercise price shall be its fair market value, determined pursuant to Section 7, on the date of exercise. Upon receipt of such notice of exercise of a stock option and upon payment of the option price by a method other than a cashless exercise, the Company shall promptly deliver to the grantee (or, in the event the grantee has executed a deferral agreement, the Company shall deliver to the grantee at the time specified in such deferral agreement) a certificate or certificates for the shares purchased, without charge to him or her for issue or transfer tax.

         (d) POSTPONEMENTS. The Committee may postpone any exercise of an option for such period of time as the Committee in its discretion reasonably believes necessary to prevent any acts or omissions that the Committee reasonably believes will be or will result in the violation of any state or federal law; and the Company shall not be obligated by virtue of any provision of the Plan or the terms of any prior grant of an option to recognize the exercise of an option or to sell or issue shares during the period of such postponement. Any such postponement shall automatically extend the time within which the option may be exercised, as follows: The exercise period shall be extended for a period of time equal to the number of days of the postponement, but in no event shall the exercise period be extended beyond the last day of the postponement for more days than there were remaining in the option exercise period on the first day of the postponement. Neither the Company nor any subsidiary of the Company, nor any of their respective directors or officers shall have any obligation or liability to the grantee of an option or to a successor with respect to any shares as to which the option shall lapse because of such postponement.

         (e) NON-TRANSFERABILITY. All options granted under the Plan shall be non-transferable other than by will or by the laws of descent and distribution, subject to Section 10 hereof, and an option may be exercised during the lifetime of the grantee only by him or her or by his/her guardian or legal representative.

         (f) CERTIFICATES. The stock certificate or certificates to be delivered under this Plan may, at the request of the grantee, be issued in his or her name or, with the consent of the Company, as specified by the grantee.

         (g) RESTRICTIONS. This subsection (g) shall be void and of no legal effect in the event of a Change of Control. Notwithstanding anything in any other section or subsection herein to the contrary, the following provisions shall apply to all options (except options designated by the Committee as FirstShare options), exercises and grantees. An amount equal to the spread realized in connection with the exercise of an option within six months prior to a grantee's voluntary resignation shall be paid to the Company by the grantee in the event that the grantee, within six months following voluntary resignation, engages, directly or indirectly, in any activity determined by the Committee to be competitive with any activity of the Company or any of its subsidiaries.

         (h) TAXES. The Company shall be entitled to withhold the amount of any tax attributable to amounts payable or shares deliverable under the Plan, and the Company may defer making payment or delivery of any benefits under the Plan if any tax is payable until indemnified to its satisfaction. The Committee may, in its discretion and subject to such rules which it may adopt, permit a grantee to satisfy, in whole or in part, any federal, state and local withholding tax obligation which may arise in connection with the exercise of a stock option by electing either:

              (i) to have the Company withhold shares of Company common stock from the shares to be issued upon the exercise of the option;

              (ii) to permit a grantee to tender back shares of Company common stock issued upon the exercise of an option; or

              (iii) to deliver to the Company previously owned shares of Company common stock, having, in the case of (i), (ii), or (iii), a fair market value equal to the amount of the federal, state, and local withholding tax associated with the exercise of the option.

         (i) ADDITIONAL PROVISIONS APPLICABLE TO OPTION AGREEMENTS IN LIEU OF COMPENSATION. If the Committee, in its discretion permits participants to enter into agreements as contemplated by Section 7 herein, then such agreements must be irrevocable and cannot be changed by the participant once made, and such agreements must be made at least prior to the performance of any services with respect to which an option may be granted. If any participant who enters into such an agreement terminates employment prior to the grant of the option, then the option will not be granted and all compensation which would have been covered by the option will be paid to the participant in cash.

9. EXERCISE OF OPTION BY GRANTEE ON CESSATION OF EMPLOYMENT. If a person to whom an option has been granted shall cease, for a reason other than his or her death, disability, early retirement, retirement, or voluntary resignation, to be employed by the Company or a subsidiary, the option shall terminate three months after the cessation of employment, unless it terminates earlier under other provisions of the Plan. Until the option terminates, it may be exercised by the grantee for all or a portion of the shares as to which the right to purchase had accrued under the Plan at the time of cessation of employment, subject to all applicable conditions and restrictions provided in Section 8 hereof. If a person to whom an option has been granted shall retire or become disabled, the option shall terminate three years (unless the option was granted in lieu of compensation, in which case it shall be five years) after the date of early retirement, retirement or disability, unless it terminates earlier under other provisions of the Plan. Although such exercise by a retiree or disabled grantee is not limited to the exercise rights which had accrued at the date of early retirement, retirement or disability, such exercise shall be subject to all applicable conditions and restrictions prescribed in
     Section 8 hereof. If a person shall voluntarily resign, his option to the extent not previously exercised shall terminate at once.

10. EXERCISE OF OPTION AFTER DEATH OF GRANTEE. If the grantee of an option shall die while in the employ of the Company or within three months after ceasing to be an employee, and if the option was in effect at the time of his or her death (whether or not its term had then commenced), the option may, until the expiration of three years (unless the option was granted in lieu of compensation, in which case it shall be five years) from the date of death of the grantee or until the earlier expiration of the term of the option, be exercised by the successor of the deceased grantee. Although such exercise is not limited to the exercise rights which had accrued at the date of death of the grantee, such exercise shall be subject to all applicable conditions and restrictions prescribed in
     Section 8 hereof.

11. PYRAMIDING OF OPTIONS. The Committee in its sole discretion may from time to time permit the method of exercising options known as pyramiding (the automatic application of shares received upon the exercise of a portion of a stock option to satisfy the exercise price for additional portions of the option).

12. SHAREHOLDER RIGHTS. No person shall have any rights of a shareholder by virtue of a stock option except with respect to shares actually issued to him or her, and issuance of shares shall confer no retroactive right to dividends.

13. ADJUSTMENT FOR CHANGES IN CAPITALIZATION. Any increase in the number of outstanding shares of common stock of the Company occurring through stock splits or stock dividends after the adoption of the Plan shall be reflected proportionately:

         (a) in an increase in the aggregate number of shares then available for the grant of options under the Plan, or becoming available through the termination or forfeiture of options previously granted but unexercised;

         (b)  in the number available to grant to any one person;

         (c)  in the number subject to options then outstanding; and

         (d) in the quotas remaining available for exercise under outstanding options,

         and a proportionate reduction shall be made in the per-share option price as to any outstanding options or portions thereof not yet exercised. Any fractional shares resulting from such adjustments shall be eliminated. If changes in capitalization other than those considered above shall occur, the Board of Directors shall make such adjustments in the number and class of shares for which options may thereafter be granted, and in the number and class of shares remaining subject to options previously granted and in the per-share option price as the Board in its discretion may consider appropriate, and all such adjustments shall be conclusive; provided, however, that the Board shall not make any adjustments with respect to the number of shares subject to previously granted incentive stock options or available for grant as options if such adjustment would constitute the adoption of a new plan requiring shareholder approval before further incentive stock options could be granted.

14. TERMINATION, SUSPENSION, OR MODIFICATION OF PLAN. The Board of Directors may at any time terminate, suspend, or modify the Plan, except that the Board of Directors shall not amend the Plan in violation of law. No termination, suspension, or modification of the Plan shall adversely affect any right acquired by any grantee, or by any successor of a grantee (as provided in Section 10 hereof), under the terms of an option granted before the date of such termination, suspension, or modification, unless such grantee or successor shall consent, but it shall be conclusively presumed that any adjustment for changes in capitalization as provided in Section 13 does not adversely affect any such right.

15. APPLICATION OF PROCEEDS. The proceeds received by the Company from the sale of its shares under the Plan will be used for general corporate purposes.

16. NO RIGHT TO EMPLOYMENT. Neither the adoption of the Plan nor the granting of any stock option shall confer upon the grantee any right to continue in the employ of the Company or any of its subsidiaries or interfere in any way with the right of the Company or the subsidiary to terminate such employment at any time.

17. GOVERNING LAW. The Plan and all determinations thereunder shall be governed by and construed in accordance with the laws of the State of Tennessee.

18. SUCCESSORS. This Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company's obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term "Company," as used in the Plan, shall mean the Company as herein before defined and any successor or assignee to the business or assets, which by reason hereof, becomes bound by this Plan.

                             (FIRST TENNESSEE LOGO)

                      FIRST TENNESSEE NATIONAL CORPORATION

                                 ANNUAL MEETING

                                 APRIL 18, 2000
                        10:00 A.M. CENTRAL DAYLIGHT TIME

                            FIRST TENNESSEE BUILDING
                               M-LEVEL AUDITORIUM
                               165 MADISON AVENUE
                            MEMPHIS, TENNESSEE 38103

       If you consented to access your proxy information electronically, you may view it by going to the following website on the Internet:
                         http://www.firsttennessee.com

   If you would like to access the proxy materials electronically next year, you may do so by giving your consent at the following website:
                          http://www.econsent.com/ftn/





                      FIRST TENNESSEE NATIONAL CORPORATION

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned appoints James L. Boren, Jr. and Lewis R. Donelson, or any one or more of them with full power of substitution, as Proxy or Proxies, to represent and vote all shares of stock standing in my name on the books of the Corporation at the close of business on February 25, 2000, which I would be entitled to vote if personally present at the Annual Meeting of Shareholders of First Tennessee National Corporation to be held in the Auditorium, First Tennessee Building, 165 Madison Avenue, Memphis, Tennessee, April 18, 2000, at 10 a.m. CDT or any adjournments thereof, upon the matters set forth in the notice of said meeting as stated on the reverse side. The Proxies are further authorized to vote in their discretion as to any other matters which may come before the meeting. The Board of Directors, at the time of preparation of the Proxy Statement, knows of no business to come before the meeting other than that referred to in the Proxy Statement.

      THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN ON THE REVERSE SIDE AND WHEN NO INSTRUCTIONS ARE GIVEN WILL BE VOTED FOR THE PROPOSALS DESCRIBED IN THE ACCOMPANYING NOTICE OF ANNUAL MEETING AND PROXY STATEMENT AND ON THE REVERSE SIDE OF THIS PROXY.

                           (Continued on reverse side)

YOU CAN VOTE YOUR PROXY BY TELEPHONE, OVER THE INTERNET, OR BY SIGNING AND
                    RETURNING THIS CARD ON THE REVERSE SIDE.

                      (See voting instructions on reverse.)

                                                       COMPANY #
                                                                 --------------
                                                       CONTROL #
                                                                 --------------


THERE ARE THREE WAYS TO VOTE YOUR PROXY.

YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

VOTE BY PHONE - TOLL FREE - 1-800-240-6326 - QUICK --- EASY --- IMMEDIATE
- Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (noon) on April 17, 2000.
- You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.
- Follow the simple voice mail instructions.

VOTE BY INTERNET - http://www.eproxy.com/ftn/ - QUICK --- EASY --- IMMEDIATE
- Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (noon) on April 17, 2000.
- You will be prompted to enter your 3-digit Company number and your 7-digit Control Number which are located above to obtain your records and create an electronic ballot.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to First Tennessee National Corporation, c/o Shareowner Services SM, P. O. Box 64873, St. Paul, MN 55164-0873.

      IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD.

                             - Please detach here -

       THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ALL ITEMS.

1. Election of four Class I directors to serve until the 2003 Annual Meeting of Shareholders.

   Nominees: (01) R. Brad Martin       (03) Vicki R. Palmer
             (02) Joseph Orgill, III   (04) William B. Sansom

             [ ] FOR                     [ ]  WITHHELD
                 all nominees                 from all nominees
                 (except as marked)

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY ---------------------------- NOMINEE(S), WRITE THE NUMBER(S) OF THE NOMINEE(S)
IN THE BOX TO THE RIGHT.                            ----------------------------
2. Approval of 2000 Non-Employee Directors' Deferred Compensation
   Stock Option Plan.

             [ ] FOR       [ ] AGAINST        [ ] ABSTAIN

3. Approval of 2000 Employee Stock Option Plan.

             [ ] FOR       [ ] AGAINST        [ ] ABSTAIN

4. Ratification of appointment of Arthur Andersen LLP as auditors.

             [ ] FOR       [ ] AGAINST        [ ] ABSTAIN

The undersigned hereby acknowledges receipt of notice of said meeting and the related proxy statement.

Address change?  Mark Box [ ]   Indicate changes below: Date ___________ , 2000

                                                    ----------------------------

                                                    ----------------------------
                                                    Signature(s) in Box
                                                    Shareholder sign here
                                                    exactly as shown on the
                                                    imprint on this card. When
                                                    signing as Attorney,
                                                    Executor, Administrator,
                                                    Trustee or Guardian, please
                                                    give full name. If more than
                                                    one Trustee, all should
                                                    sign. All Joint Owners
                                                    should sign.

Clyde A. Billings, Jr.
Senior Vice President & Counsel
First Tennessee National Corporation                              March 24, 2000
P.O. Box 84
Memphis, TN 38101
(901) 523-5679
Cable FIRBANK

VIA EDGAR

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, DC 20549

         RE:  First Tennessee National Corporation
              Definitive Proxy Statement
              SEC File No. 000-4491
              CIK No. 0000036966

Gentlemen:

In accordance with Regulation Section 240.14a-6, we are submitting, via EDGAR, the definitive proxy statement (including an attached letter to shareholders and a notice of annual meeting) and form of proxy (attached as an appendix at the end thereof) of First Tennessee National Corporation with reference to the annual meeting of shareholders scheduled for April 18, 2000.

The proxy statement contains as vote items two stock option plans, the 2000 Non-Employee Directors' Deferred Compensation Stock Option Plan and the 2000 Employee Stock Option Plan. Each of the plans is a part of the proxy statement (Exhibit A and Exhibit B thereto) and is included in the EDGAR filing. We hereby inform you, as supplemental information, that the shares to be issued under each plan were registered under the Securities Act in separate Form S-8 registration statement filings on December 6, 1999.

No fee is required with this filing. Definitive copies of the proxy statement and form of proxy are intended to be released to shareholders on or about March 24, 2000.

                                       Sincerely,

                                       /s/ Clyde A. Billings, Jr.
                                       ----------------------------------------
                                           Clyde A. Billings, Jr.

Enclosures